UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Beacon Roofing Supply, Inc.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Lakeland Park Drive
Peabody, Massachusetts 01960

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 8, 2011

To the shareholders of Beacon Roofing Supply, Inc.:

The 2011 Annual Meeting of Shareholders of Beacon Roofing Supply, Inc. (the “Company”) will be held at our West End Roofing, Siding & Windows regional office at 2902 West 12th Street, Houston, Texas 77008 on Tuesday, February 8, 2011, at 8:00 a.m. local time, for the purpose of considering and voting on the following matters:

(1)	Approval of the Company’s Amended and Restated 2004 Stock Plan (Proposal No. 1);
(2)	Election of eight members to our Board of Directors to hold office until the 2012 annual meeting of shareholders or until their successors are duly elected and qualified (Proposal No. 2);
(3)	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011 (Proposal No. 3);
(4)	To approve the compensation for our named executive officers as presented in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in the accompanying proxy statement on a non-binding, advisory basis (Proposal No. 4);
(5)	To determine how often (i.e. every one, two or three years) the Company will include a proposal, similar to Proposal No. 4 above, in our annual proxy statement on a non-binding, advisory basis (Proposal No. 5); and
(6)	The transaction of such other business as may properly come before the annual meeting and any adjournment(s) or postponement(s) thereof.

Although our Board of Directors intends to carefully consider the shareholder votes resulting from Proposals No. 4 and 5 that are required by the Dodd-Frank Act of 2010, those final votes will not be binding on us and are advisory in nature. All holders of record of shares of Beacon Roofing Supply, Inc. stock (NASDAQ: BECN) at the close of business on December 10, 2010 are entitled to receive notice of the meeting and to vote at the meeting. Your attention is directed to the accompanying proxy statement for further information with respect to the matters to be acted upon at the meeting. A description of the proposed amendments for Proposal No. 1 is included in this proxy statement and the full text of the Amended and Restated 2004 Stock Plan is attached in Appendix A.

Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.

By Order of the Board of Directors

/s/ Ross D. Cooper

Ross D. Cooper
Secretary
Herndon, Virginia
January 7, 2011

This is an important meeting and all shareholders are invited to attend the meeting in person. Those shareholders who are unable to attend are respectfully urged to execute and return the enclosed proxy card as promptly as possible in the enclosed return envelope. No postage is required if mailed in the United States. Shareholders who execute a proxy card may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 8, 2011: This proxy statement and 2010 Annual Report to Stockholders are available at www.edocumentview.com/BECN.

One Lakeland Park Drive
Peabody, Massachusetts 01960

PROXY STATEMENT

DATE, TIME AND PLACE OF ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Beacon Roofing Supply, Inc. of proxies from the holders of our common stock, par value $.01 per share, for use at our 2011 annual meeting of shareholders to be held at our West End Roofing, Siding & Windows regional office at 2902 West 12th Street, Houston, Texas 77008 on Tuesday, February 8, 2011, at 8:00 a.m. local time or at any adjournment(s) or postponement(s) of the annual meeting.

This proxy statement and the enclosed form of proxy are being mailed on or about January 7, 2011 to shareholders of record as of December 10, 2010. Shareholders should review the information provided in this proxy statement in conjunction with our 2010 annual report to shareholders which accompanies this proxy statement. In this proxy statement, we refer to Beacon Roofing Supply, Inc. as “we,” “our” and the “Company.” The proxy statement and annual report to shareholders are also available to be viewed and downloaded at www.edocumentview.com/BECN.

Our principal executive offices are located at One Lakeland Park Drive, Peabody, Massachusetts 01960.

ABOUT THE MEETING

What is the Date, Time and Place of the Annual Meeting?

Beacon Roofing Supply Inc.’s 2011 Annual Shareholders’ Meeting will be held on Tuesday, February 8, 2011, beginning at 8:00 a.m., local time, at our West End Roofing, Siding & Windows regional office at 2902 West 12th Street, Houston, Texas 77008.

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, consisting of 1) approval of the Company’s Amended and Restated 2004 Stock Plan; 2) election of directors; 3) ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011; 4) approval of the compensation of our named executive officers on a non-binding, advisory basis; 5) determination of how often the Company will include a proposal like Proposal No. 4 in its annual proxy statement on a non-binding, advisory basis; and 6) any other matters that properly come before the meeting.

Who is entitled to vote at the meeting?

Only our shareholders of record at the close of business on December 10, 2010, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date at the meeting, or any postponement(s) or adjournment(s) of the meeting. As of the record date, there were 45,729,519 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

A list of shareholders will be available at our headquarters at One Lakeland Park Drive, Peabody, Massachusetts 01960 for a period of ten days prior to the annual meeting and at the annual meeting itself for examination by any shareholder.

What are the voting rights of the holders of our common stock?

Holders of common stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and each may be accompanied by one guest. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 45,729,519 shares of common stock outstanding, all of which are entitled to be voted at the annual meeting.

What vote is required to approve each item?

For purposes of electing directors at the annual meeting, the nominees receiving the support of stockholders representing the greatest numbers of shares of common stock present at the meeting, in person or by proxy and entitled to vote, shall be elected as directors. The affirmative vote of a majority of the shares of common stock present at the meeting in person or by proxy and entitled to vote is required for the: approval of the Company’s Amended and Restated 2004 Stock Plan; ratification of the selection of Ernst & Young LLP; approval of the compensation of our named executive officers; and approval of any other matter that may be submitted to a vote of our shareholders. For purposes of determining how often (i.e. every one, two or three years) the Company will include a proposal on executive compensation in our annual proxy statement, the Company will treat the option receiving the support of the greatest number of shares of common stock present at the meeting in person or by proxy and entitled to vote as the option approved by shareholders. Although our Board of Directors intends to carefully consider the shareholder votes on the compensation of our named executive officers and whether we should have such a proposal every one, two or three years, those final votes will not be binding on us and are advisory in nature.

The inspector of election for the annual meeting shall determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall count and tabulate ballots and votes and determine the results thereof. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining a quorum. A “broker non-vote” will occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power with respect to that proposal and has not received instructions from the beneficial owner. Broker non-votes will not be counted as votes cast “for” or votes “withheld” for the election of directors. On other matters submitted for a vote, broker non-votes will not be considered in tallying votes cast, and abstentions will be treated as a vote “against,” except in the case of Proposal No. 5, where an abstention will have no effect. If less than a majority of the combined voting power of the outstanding shares of common stock is represented at the annual meeting, a majority of the shares so represented may adjourn the annual meeting from time to time without further notice.

What are the Board’s recommendations?

As more fully discussed under Summary of Matters to be Voted On, our board of directors recommends a vote FOR the approval of the Company’s Amended and Restated 2004 Stock Plan; FOR the election of the respective nominees for director named in this proxy statement; FOR the ratification of the selection of Ernst & Young LLP; FOR approval of the executive compensation; and FOR the three-year period for an advisory vote on executive compensation.

Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (1) FOR the approval of the amendments to the 2004 Stock Plan; (2) FOR the election of the respective nominees for director named in this proxy statement; (3) FOR the ratification of the selection of Ernst & Young LLP; (4) FOR the approval of the compensation of our named executive officers; (5) FOR a three-year period for an advisory vote on executive compensation; and (6) in accordance with the recommendation of our board of directors, FOR or AGAINST all other matters as may properly come before the annual meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, such shares will be voted in accordance with the specification made.

How do I vote?

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote using the enclosed proxy card. Voting instructions are provided on the proxy card contained in the proxy materials.

If you are a street name holder (that is, if you hold your shares through a bank, broker or other holder of record), you must vote in accordance with the voting instruction form provided by your bank, broker or other holder of record. The availability of telephone or internet voting will depend upon your bank’s, broker’s, or other holder of record’s voting process.

If you come to the Annual Meeting, you can, of course, vote in person. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.

Can I change my vote after I return my proxy card or vote using the internet?

Yes. The giving of a proxy does not eliminate the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise of that proxy, by voting in person at the annual meeting, by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our headquarters.

Who pays for costs relating to the proxy materials and annual meeting of shareholders?

The costs of preparing, assembling and mailing this proxy statement, the Notice of Annual Meeting of Shareholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are to be borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in so doing.

STOCK OWNERSHIP

Who are the largest owners of our stock? How much stock do our directors and executive officers own?

The following table shows information regarding the beneficial ownership of our common stock for the following:

(i)	each shareholder known by us to beneficially own more than 5% of our common stock,
(ii)	each of our directors,
(iii)	each executive officer named in the Summary Compensation Table in “Executive Compensation,” and
(iv)	all directors and executive officers as a group.

All information is as of the record date, except as noted otherwise.

Name and Address of Beneficial Owners(1)	Common Stock Beneficially Owned
	Shares	Percent
Shareholders owning more than 5% of our common stock:
Wellington Management Company, LLP(2) 75 State Street Boston, MA 02109	4,759,658	10.4%
T. Rowe Price Associates, Inc.(3) 100 East Pratt Street Baltimore, MD 21202	4,659,200	10.2%
BlackRock, Inc.(4) 40 East 52nd Street New York, NY 10022	3,761,067	8.2%
Farrallon Capital Management, L.L.C.(5) Farrallon Partners, L.L.C. One Maritime Plaza – Suite 2100 San Francisco, CA 94111	2,525,422	5.5%
SMALLCAP World Fund, Inc.(6) 333 South Hope Street Los Angeles, CA 90071	2,504,225	5.5%
Adage Capital Partners, L.P.(7) 200 Clarendon Street – 52nd Floor Boston, MA 02116	2,310,536	5.1%

Directors and executive officers:
Robert R. Buck(8)	260,850	*
Paul M. Isabella(9)	156,784	*
David R. Grace(10)	366,512	*
Ross D. Cooper(11)	47,250	*

Andrew R. Logie(12)	385,735	*
H. Arthur Bellows, Jr.(13)	108,470	*
James J. Gaffney(14)	84,489	*
Peter M. Gotsch(15)	128,970	*
Wilson B. Sexton(16)	180,220	*
Stuart A. Randle(17)	82,720	*
All directors and executive officers as a group (10 persons)	1,802,000	3.9%

*	Less than 1%
(1)	Information concerning beneficial ownership of shares is as of December 10, 2010, the record date. Includes the number of shares that such person has the right to acquire beneficial ownership as of that date and which such person has the right to acquire beneficial ownership of within 60 days thereafter.
(2)	Based on the share information for Wellington Management Company, LLP as of December 31, 2009, reported on Schedule 13G filed by them on January 11, 2010. Wellington reported sole voting and dispositive powers with respect to none of these shares, shared voting power with respect to 3,068,572 shares, and shared dispositive power with respect to all such shares.
(3)	Based on the share information for T. Rowe Price Associates, Inc. as of March 31, 2010, reported on Schedule 13G filed by them on April 9, 2010. T. Rowe Price reported sole dispositive power with respect to all such shares, sole voting power with respect to 1,904,700 shares, and shared voting and dispositive powers with respect to none of the shares.
(4)	Based on the share information for BlackRock, Inc. as of December 31, 2009, reported on Schedule 13G filed by them on January 29, 2010. BlackRock reported sole voting and dispositive powers with respect to all such shares.
(5)	Based on the share information for Farrallon Capital Management, L.L.C. et al. as of December 3, 2009, reported on Schedule 13G filed by them on December 14, 2009. Farrallon reported shared dispositive and voting powers with respect to all of the shares.
(6)	Based on the share information for SMALLCAP World Fund, Inc. as of December 31, 2009, reported on Schedule 13G filed by them on February 12, 2010. SMALLCAP World Fund reported sole voting and dispositive powers with respect to none of these shares, shared voting power with respect to all such shares, and shared dispositive power with respect to none of the shares.
(7)	Based on the share information for Adage Capital Partners, L.P. as of October 12, 2010, reported on Schedule 13G filed by them on October 21, 2010. Adage Capital Partners reported shared dispositive and voting powers with respect to all such shares.
(8)	Includes 154,533 shares issuable upon the exercise of options and 12,500 restricted shares.
(9)	Includes 82,034 shares issuable upon the exercise of options and 18,750 restricted shares.
(10)	Includes 132,033 shares issuable upon the exercise of options, 16,037 restricted shares, and 5,903 shares over which Mr. Grace shares investment control but of which he disclaims beneficial ownership.
(11)	Includes 40,000 shares issuable upon the exercise of options and 7,250 restricted shares.
(12)	Includes 47,720 shares issuable upon the exercise of options and 100,000 shares held by the Logie Beacon Limited Partnership over which Mr. Logie shares voting and investment control. Mr. Logie disclaims beneficial ownership of shares held by the Logie Beacon Limited Partnership in which he does not have a pecuniary interest.

(13)	Includes 100,220 shares issuable upon the exercise of options.
(14)	Includes 80,220 shares issuable upon the exercise of options and 4,269 shares over which Mr. Gaffney shares investment and voting control, but of which Mr. Gaffney disclaims beneficial ownership.
(15)	Includes 58,970 shares issuable upon the exercise of options.
(16)	Includes 100,220 shares issuable upon the exercise of options. Those options and an additional 80,000 shares are held by the Wilson Sexton Revocable Trust, over which Mr. Sexton has sole investment and voting control.
(17)	Includes 77,720 shares issuable upon the exercise of options.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of September 30, 2010 with respect to each equity plan or arrangement pursuant to which warrants or options to purchase our common shares have been granted.

Equity Compensation Plan Information(1)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,629,129	$14.91	959,764
Equity compensation plans not approved by security holders	144,603	1.81	0
Total	3,773,732	$14.41	959,764

(1)	See Notes 2 and 10 to the Consolidated Financial Statements in the Company’s latest Form 10-K for additional information regarding our stock-based compensation plans.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5, as applicable, with the Securities and Exchange Commission (SEC). Officers, directors and shareholders owning more than ten percent of our common stock are required by the SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file.

Based solely on our review of the copies of these forms received or representations from certain reporting persons that no forms were required to be filed, we believe that all of our officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal year 2010.

SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

Proposal 1.

APPROVAL OF AMENDED AND RESTATED
BEACON ROOFING SUPPLY, INC. 2004 STOCK PLAN

On December 10, 2010, our board of directors approved an amendment and restatement of the Beacon Roofing Supply, Inc. 2004 Stock Plan (the “Plan”), subject to the approval of our stockholders. The Plan, which was initially approved by our stockholders and became effective on August 17, 2004, and previously amended and restated as of October 22, 2007, provides for grants of stock options, stock awards and stock unit awards to key employees and directors. The Plan will be effective upon the approval of our stockholders at our annual meeting on February 8, 2011 and any adjournment or postponement thereof.

The Plan has been amended and restated to (i) increase the number of shares available for issuance; (ii) permit the issuance of stock units and establish the restrictions, terms and conditions of such units; (iii) set forth minimum vesting requirements for stock and stock unit awards; (iv) provide that shares used to pay the stock option exercise price or tax withholding on any award cannot be used for future grants under the Plan; (v) limit payment of dividends and dividend equivalents on performance-based awards only to the extent the performance goals are met; (vi) permit a purchase of any outstanding stock awards and/or stock units in connection with a change of control; (vii) clarify that any amendment to the Plan or to any stock option agreement under the Plan that would result in the repricing of stock options must be pre-approved by stockholders; and (viii) extend the term of the Plan to February 8, 2021. See “Description of Material Changes from Existing Plan” below for a detailed description of these amendments.

If stockholder approval is not obtained, the terms of the Plan in effect immediately prior to December 10, 2010 will continue to apply. In such case, any awards made under the terms of the Plan on or after December 10, 2010 will be subject to the prior terms, and any such awards not permitted under the prior terms will be cancelled.

The Plan is intended to align the interests of our executives with the interests of our stockholders, recognize the contributions made by our key employees and provide them with additional incentives to devote themselves to our future success, and improve our ability to attract and retain employees. We also want to provide additional incentives to members of the board of directors to serve on the board and dedicate themselves to our future success.

The following is a summary of the Plan. It is qualified in it is entirety by reference to the full text of the Plan, which is attached as Exhibit A to this proxy statement. Stockholders are encouraged to review the Plan carefully.

Description of the Plan as Amended and Restated

Plan Administration.  The Plan is administered by our board, which has authority to delegate administration to the compensation committee of the board (the “Committee”) so long as the Committee is comprised of two or more directors who satisfy the “non-employee director” definition under Rule 16b-3 of the Securities Exchange Act of 1934 and the “outside director” definition under section 162(m) of the Internal Revenue Code. The board or Committee, as applicable, has full authority to select the individuals who will receive awards under the Plan, determine the form and amount of each of the awards to be granted, and establish the terms and conditions of awards. The board or the Committee, as applicable, may delegate to an officer of the Company its authority to grant awards to employees who are not subject to Section 16 of the Securities Exchange Act of 1934 or who are not “covered employees” as defined in Section 162(m) of the Code. The board has delegated its authority under the Plan (other than its authority to amend or terminate the Plan) to the Committee.

Number of Shares of Common Stock.  The number of shares of our common stock that may be issued under the Plan has been increased from 5,050,000 to 7,800,000 shares. This new total amount includes 207,433 shares not subject to awards and remaining available for future grants under the Plan as of December 10, 2010, and 2,750,000 new shares added to share authorization and available for grants on and after December 10, 2010. Of these shares: (i) the maximum number issuable as stock options to any employee in any fiscal year is 500,000 (or 1,000,000 in the fiscal year in which the employee’s employment starts); (ii) the maximum number issuable as stock awards or stock unit awards intended to qualify as performance-based compensation under Code Section 162(m) granted to any employee in any fiscal year is 500,000 (or 1,000,000 in the fiscal year in which the employee’s employment starts); (iii) the maximum number issuable as incentive stock options is 7,800,000 and (iv) the maximum number issuable as stock awards and/or stock unit awards is 962,500.

Shares issuable under the Plan may be authorized but unissued shares or treasury shares. If any award expires, terminates or is forfeited or cancelled for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to or withheld by us as payment for an award or for withholding taxes due in connection with an award will not again be available for issuance. The number of shares issuable under the Plan is subject to adjustment in the event of any reorganization, recapitalization, stock split or dividend, merger, consolidation, split-up, spin-off, combination, subdivision or any similar corporate transaction. In each case, the Committee will make adjustments it deems necessary to preserve the intended benefits under the Plan. No award under the Plan may be transferred, except by will, the laws of descent and distribution, pursuant to a qualified domestic relations order, or as permitted by the Committee with respect to a nonqualified stock option.

Term of Plan.  The board can grant awards under the Plan for 10 years following the date of the stockholders’ most recent approval, or until February 8, 2021. Awards outstanding on that date will continue to be subject to the terms of the Plan.

Awards to Employees.  The Plan provides for discretionary awards of stock options, restricted stock and restricted stock units to selected employees and directors. As of December 10, 2010 all directors and approximately 750 employees, who currently hold awards, were eligible to participate in the Plan. Each award made under the Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee.

Performance Goals.  The Committee can provide that any award granted under the Plan shall be subject to the attainment of performance goals, including those that qualify the award as “performance-based compensation” as defined in Section 162(m) of the Code. Performance goals may be based on one or more business criteria, including, but not limited to: (i) return on equity; (ii) earnings or earnings per share; (iii) common stock price; (iv) total stockholder return, (v) return on assets; (vi) return on investment; (vii) cash flow; (viii) net income; (ix) profit margin; (x) expense management; or (ix) revenue growth. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for certain events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges and restructuring expenses), as may be determined by the Committee. Performance goals may be particular to one or more lines of business or subsidiaries or may be based on our performance as a whole.

With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable award agreement.

Stock Options.  The Committee may grant non-qualified or incentive stock options to selected employees and non-qualified stock options to non-employee directors. The Committee may set the terms and conditions applicable to the options, including the type of option and the number of shares subject to the option, provided that (i) the exercise price of each option will be the closing sales price of the common stock on the date of grant (“fair market value”); and (ii) unless otherwise provided in the stock option agreement, each option will expire 10 years from the date of the grant.

In addition, an incentive stock option is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under all of our stock option plans) cannot exceed $100,000 and if this limitation is exceeded, the portion of the incentive stock option that does not exceed this dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of our stock, the exercise price will be 110% of the closing price of our stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option may be granted 10 years from the date the Plan as amended and restated was adopted.

Stock Awards.  The Committee may grant shares of common stock to employees and directors, either for no consideration or for such appropriate consideration, as the Committee determines. The Committee has the discretion to determine the number of shares awarded and the restrictions, terms and conditions of the award, provided that none of the restrictions or conditions to which the stock award are subject shall lapse earlier than (i) the third anniversary of the date of the award, in the case of an award subject to time-based restrictions, or (ii) the first anniversary of the date of the award, in the case of an award subject to performance-based conditions. The Committee shall have the discretion to accelerate the date as of which the restrictions lapse under certain circumstances. Subject to the restrictions, the recipient of an award will be a stockholder with respect to the shares awarded to him or her and will have the rights of a stockholder with respect to the shares, including the right to vote the shares and receive dividends, if any, on the shares, although dividends otherwise payable on any performance-based stock award will be held by the Company and paid only to the extend the restrictions lapse, and the Committee in its discretion can accumulate and hold such dividends on any other stock award until the restrictions lapse. Any such dividends attributable to the portion of a stock award for which the restrictions do not lapse will be forfeited.

Stock Units.  The Committee may grant stock units to employees and directors. Each stock unit entitles the participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the stock unit agreement, one share of common stock or cash equal to the fair market value of a share of common stock on the date of such event. The Committee has the discretion to determine the number of units awarded and the restrictions, terms and conditions of the award, provided that none of the restrictions or conditions to which the stock unit award are subject shall lapse, and no stock unit award shall be settled, earlier than (i) the third anniversary of the date of the award, in the case of an award subject to time-based restrictions, or (ii) the first anniversary of the date of the award, in the case of an award subject to performance-based conditions.

The Committee shall have the discretion to accelerate the date as of which the restrictions lapse under certain circumstances. Unless otherwise specified in an award agreement, a participant will have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any stock units prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares, although such dividend equivalents otherwise payable on any performance-based stock units will be held by the Company and paid only to the extent the restrictions lapse, and the Committee in its discretion can accumulate and hold such dividend equivalents until the restrictions lapse.

Payment of Stock Options and Withholding Taxes.  The Committee may permit a participant to pay the exercise price of a stock option or the minimum amount of any required withholding tax by directing the Committee to withhold shares otherwise issuable in connection with the award by one or more of the following methods: cash; cash received from a broker dealer to whom the employee has submitted an exercise notice and irrevocable instructions to deliver to the Committee the sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; delivery of previously acquired shares of stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax; or certification of ownership by attestation of these previously acquired shares.

Provisions Relating to a Change in Control.  If there is a change in control (as defined in the Plan), all outstanding awards will become fully exercisable, all restrictions applicable to any awards will terminate or lapse, and performance goals applicable to any award will be deemed satisfied at the highest level. In addition, the Committee has sole discretion to provide for: (i) the purchase of outstanding stock options for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option; (ii) the purchase of any outstanding stock award and/or stock unit for an amount of cash equal to the then fair market value of the common stock, multiplied by the number of shares of common stock subject to the stock award or stock unit award; (iii) adjustments to any outstanding awards as the Committee deems appropriate to reflect the change in control; and (iv) any awards to be assumed by the acquiring or surviving corporation.

Amendment of Award Agreements; Amendment and Termination of Plan.  The Committee may amend any award agreement at any time, provided that no such amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

Notwithstanding the foregoing, there shall be no amendment to the Plan or any award agreement that results in the repricing of stock options without the prior approval of our stockholders.

Description of Material Changes from Existing Plan

The Plan as amended and restated contains the following material changes from the Plan as in effect prior to the amendment and restatement:

Number of Shares Subject to Award.  The number of shares issuable under the Plan as amended and restated has been increased from 5,050,000 to 7,800,000 shares. See “Number of Shares of Common Stock” above for a more detailed description of the shares issuable under the Plan as amended and restated. In addition, the following limitations have been revised:

Awards Other than Stock Options:  The maximum number of shares issuable as stock awards and/or stock unit awards is limited to 962,500 shares.

Incentive Stock Options:  The maximum number of shares issuable as incentive stock options has been increased from 5,050,000 to 7,800,000 shares.

Stock Units.  The Plan has been modified to permit the issuance of stock units and establish the restrictions, terms and conditions of such units as described above. Prior to its current amendment and restatement, the Plan provided only for stock options and stock awards.

Shares Available Under the Plan.  The Plan no longer permits grants under the Plan with respect to shares used to pay the exercise price of a stock option or required tax withholding. Rather, these shares count against the aggregate number of shares available for issuance under the Plan. Prior to its current amendment and restatement, shares used to pay the stock option exercise price or tax withholding did not count against the number of shares issued under the Plan and could again be available for issuance.

Dividends on Performance-Based Stock Awards.  The Plan requires that dividends otherwise payable with respect to performance-based stock awards, or dividend equivalents payable with respect to performance-based stock unit awards, be held by the Company and only paid to the holder of such an award to the extent the related performance goals are satisfied. In addition, the Committee may hold dividends and dividend equivalents payable with respect to time-based stock or stock unit awards until the restrictions lapse. Prior to its current amendment and restatement, the Plan provided for dividend payments to be made with respect to all restricted stock awards at the same time dividends were paid on common stock generally.

Minimum Vesting.  The Plan generally requires minimum vesting requirements for stock awards and stock unit awards, whereby restrictions on performance-based awards do not lapse until the first anniversary of the date of grant and restrictions on time-based awards do not lapse until the third anniversary of the date of grant. The Committee has the discretion to accelerate vesting in the event of the participant’s termination of employment without cause. Prior to its amendment and restatement, the Plan had no minimum vesting provisions.

Payment of Option Exercise Price.  The Plan permits an optionholder to pay the option exercise price by having withheld shares that would otherwise be issuable pursuant to the option exercise withheld. Prior to its current amendment and restatement, the Plan permitted this payment alternative only to pay the withholding taxes associated with an award under the Plan.

Change in Control.   In the event there is a Change in Control of the Company (as defined in the Plan), the Committee can provide for the cash-out of a stock award or stock unit award, in which case the holder of such an award would receive an amount equal to the then fair market value of the shares subject to the award. Prior to its amendment and restatement, the Plan did not expressly provide for this action to be taken upon a Change in Control.

Repricing.  The Plan requires that any amendment to the Plan or a stock option agreement that results in a repricing of a stock option requires prior approval of stockholders. Prior to its current amendment and restatement, repricing of stock options was prohibited.

Term.  The term of the Plan has been extended from October 22, 2017 to February 8, 2021 (i.e., the end of the 10-year period following the date the stockholders approved the Plan as amended and restated).

Summary of Federal Income Tax Implications of Participation in the Plan

The following is a summary of the federal income tax consequences of the Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options.  A participant will not recognize any income at the time the participant is granted a non-qualified stock option. On the date the participant exercises the non-qualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the option is exercised. We generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options.  A participant will not recognize any income at the time the participant is granted an incentive stock option. If the participant is issued shares pursuant to the exercise of an incentive stock option, and if the participant does not make a disqualifying disposition of the shares within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to us for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and we generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Stock Units.  If a participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives cash or shares pursuant to the settlement of stock units, provided that if the shares are subject to any further restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received less the amount paid by the participant for the shares. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and we will have to include the amount that was previously deducted from our gross income in the taxable year of the forfeiture.

Awards Granted Under the Plan.

As of December 10, 2010, stock options totaling 5,276,584 shares (including 507,662 options forfeited and subsequently regranted pursuant to the terms of the Plan), with exercise prices ranging from $8.04 to $27.17, and 85,483 restricted shares have been granted under the Plan since it was initially approved by stockholders in 2004. These awards are as follows:

•	Robert R. Buck: 206,613 options and 12,500 restricted shares Chairman
•	Paul M. Isabella: 128,119 options and 18,750 restricted shares President and Chief Executive Officer
•	David R. Grace: 171,380 options and 16,037 restricted shares Executive Vice President and Chief Financial Officer
•	Ross D. Cooper: 76,647 options and 7,250 restricted shares Senior Vice President, General Counsel and Secretary
•	All current executive officers as a group: 582,759 options and 54,537 restricted shares
•	All current directors who are not executive officers as a group: 485,070 options

Each nominee for election as a director:  Paul M. Isabella: 128,119 options and 12,500 restricted shares (same awards as above)

•	Each associate of any such directors, executive officers or nominees: 0
•	Each other person who received or is to receive 5% of such awards: 0

•	All employees, including all current officers who are not executive officers, as a group: 4,208,755 options and 30,946 restricted shares

The Board of Directors recommends that you vote FOR the approval of the Beacon Roofing Supply, Inc. 2004 Stock Plan, as Amended and Restated Effective February 8, 2011.

Proposal 2.

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and Bylaws provide that our board of directors shall consist of not less than three members to serve one-year terms of office. The authorized number of directors for this election is set at eight members. Upon election at the annual meeting, our directors will serve terms expiring at the 2012 annual meeting of shareholders or until their successors have been duly elected and qualified. The following individuals are our nominees:

Robert R. Buck
Paul M. Isabella
H. Arthur Bellows, Jr.
James J. Gaffney
Peter M. Gotsch
Andrew R. Logie
Stuart A. Randle
Wilson B. Sexton

Each nominee has consented to serve as a director; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees, if any, and for such other person as may be designated by the board of directors, unless it is directed by a proxy to do otherwise.

Our Company has grown rapidly through internal growth and acquisitions to become the second largest wholesale distributor of roofing supplies in North America, operating in 37 U.S. states and in three Canadian provinces. Accordingly, our nominees have experience in a variety of areas important to our Company, such as managing and overseeing the management of large public and private companies, corporate governance and executive compensation, strategic planning, mergers and acquisitions, financing growing businesses, international operations, information technology and marketing, and experience in our industry. Our nominating and corporate governance committee and board believe that these nominees together provide us with the range and depth of experience and capabilities needed to effectively oversee the management of our Company. In addition, we believe our directors complement each other well and together comprise a cohesive body in terms of board process and collaboration.

Information about Our Current Directors and Director Nominee

The following information sets forth, as of December 10, 2010, certain information about our current directors and director nominee (age is in parentheses after each name), all of whom have been nominated for re-election or election to our Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. There are no family relationships between any of our directors or executive officers. The board has determined that each of the following directors is independent under Nasdaq listing standards: H. Arthur

Bellows, Jr., James J. Gaffney, Peter M. Gotsch, Stuart A. Randle and Wilson B. Sexton. Independent members of our board of directors shall meet in executive session at least two times a year.

Robert R. Buck (63).  Chairman. Mr. Buck joined us as President and Chief Executive Officer and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007 and remained Chief Executive Officer until January 1, 2011. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President — Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as a director of Kendle International, Inc. and Multi-Color Corporation, both of which are Nasdaq-traded companies, and privately-held LVI Services, Inc. Mr. Buck has a B.A. degree from the University of Cincinnati.

Mr. Buck has overseen the growth of the Company from a private company with 65 branches and approximately $600 million in annual sales to a public company with 179 branches and $1.6 billion in sales in fiscal year 2010. His continued leadership as Chairman of the Board will be a major advantage to the Company and the Board as we continue to grow and make planned acquisitions.

Paul M. Isabella (55).  Director nominee. President and Chief Executive Officer. Mr. Isabella joined us in November 2007 as President and Chief Operating Officer and was promoted to Chief Executive Officer effective January 1, 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of The Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University of New York at Cortland.

Mr. Isabella’s executive management background and success while our COO makes him well qualified to be a successful member of our Board. He has led the Company’s operational and cost-reduction improvement initiatives during very challenging economic and industry conditions. Furthermore, we believe it is important that the CEO be an integral part of our Board’s decision-making process.

H. Arthur Bellows, Jr. (72).  Mr. Bellows became a director in January 2005. Mr. Bellows served on the Board of Directors of Hexcel Corporation and as its Chair of the audit committee and a member of its nominating and corporate governance committee from 2000 to May 2008. He has served as Chairman of Braeburn Associates, a merchant banking firm, since 1999, and Chairman of The Finance Network, a private financial services firm, since 1999. He is also a board member of First Communication, Inc. and serves as its Chairman of the Audit Committee and as a member of its Finance Committee. Mr. Bellows was President, Chief Operating Officer and a director of Audits & Surveys Worldwide, Inc., an international market research firm, from 1995 to March 1999 and continued to serve as a director until March 2002. Mr. Bellows has a B.A. degree from Princeton University and an M.B.A. from the Harvard Business School.

Mr. Bellows understands the critical success factors for executive management of a public corporation. He has excellent financial knowledge and extensive board and managerial experience, including many years as a chairman of both boards and audit committees.

James J. Gaffney (70).  Mr. Gaffney became a director in July 2004. From 1998 through 2003, he served as Vice Chairman of the Board of Viking Pacific Holdings, Ltd. and Chairman of the Board of Vermont Investments, Ltd., a New Zealand-based conglomerate, and provided consulting services to GS Capital Partners II, L.P. (a private investment fund affiliated with Water Street Corporate Recovery Fund I, L.P. and Goldman, Sachs & Co.), and other affiliated investment funds. Mr. Gaffney presently serves on public boards as Chairman of the Board of Directors of Imperial Sugar Company and as a director of Pool Corporation and Armstrong World Industries, Inc. Mr. Gaffney was previously a director of World Color Press Inc. and Carmike Cinemas, Inc. He has a bachelor’s degree from St. John’s University and an M.B.A. from New York University.

Mr. Gaffney’s broad business experience, ranging from investment fund consulting to manufacturing to corporate reorganizations, gives him a unique perspective to share with the board and management.

Peter M. Gotsch (46).  Mr. Gotsch has served as a director since 1997. He has been the Managing Partner of Ellipse Capital, a private equity firm, since 2008. Previously, Mr. Gotsch was a Partner with Code Hennessy & Simmons LLC, a private equity firm, and employed by its affiliates from 1989 to 2008. Mr. Gotsch currently serves as a member of the board of Houston Wire & Cable Company and was previously a director of Hillman Companies, Inc. Mr. Gotsch holds a B.A. degree from St. Olaf College and an M.B.A. from Northwestern University.

As a result of these and other experiences, as well as his over 13 years as a member of our board, Mr. Gotsch has a depth of experience in a variety of distribution businesses and expertise in the building supply business. Mr. Gotsch is also recognized as a Certified Professional Director in the United States by the National Association of Corporate Directors.

Andrew R. Logie (66).  Mr. Logie and a group of investors acquired Beacon Sales Company, Inc. in 1984. As its new CEO, he oversaw the growth of the business from three to seven branches with sales increasing six-fold to $70 million in 1997 prior to its acquisition by Beacon Roofing Supply, Inc. From 1997 to October 2003, he was the Company’s Chairman and Chief Executive Officer, and also President for most of that period. He served as the Company’s Chairman thereafter until March 2007. Mr. Logie has over 40 years of experience in the roofing industry and attended Nichols College in Dudley, Massachusetts.

By virtue of his long and successful experience with Beacon and in the building supply business, Mr. Logie’s has a keen insight into the industry and into the specific concerns of the Company that provides substantial value to the board and management.

Stuart A. Randle (51).  Mr. Randle has served as director since February 2006. Since 2004, Mr. Randle has served as President, CEO and Director of GI Dynamics, a venture backed healthcare company, and currently also serves as a Director of Teleflex Incorporated and is a member of its Compensation Committee. Previously, he was an Entrepreneur-in-Residence for Advanced Technology Ventures, a healthcare and IT venture capital firm. From 1998 to 2001, he was President, CEO and a director of Act Medical, Inc. Mr. Randle holds a BS in mechanical engineering from Cornell University and an M.B.A. from the Kellogg Graduate School of Management, Northwestern University.

Mr. Randle’s executive and director experience, including success in growth situations and with acquisitions, are a valuable asset for the board and management as the Company moves forward with its planned continued growth.

Wilson B. Sexton (74).  Mr. Sexton became a director in October 2004. Mr. Sexton has been the Chairman of the Board and a director of Pool Corporation since 1993. From January 1999 to May 2001, Mr. Sexton also served as Chief Executive Officer of Pool Corporation. Mr. Sexton also serves as a board member of Houston Wire & Cable Company. Mr. Sexton is a Certified Public Accountant and holds a B.B.A. degree from Southern Methodist University.

Mr. Sexton understands well the issues facing boards and executive management of public corporations. He has a strong financial acumen and extensive managerial experience, having led another wholesale distribution company through a period of significant growth.

The Board of Directors recommends that you vote FOR the election of the nominees.

Proposal 3.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2011.

The Board and the Audit Committee consider Ernst & Young LLP well qualified to serve as the Company’s independent registered public accounting firm and recommend ratification of such selection by the stockholders.

Although action by stockholders for this matter is not required, the Board and the Audit Committee believe that it is appropriate to seek stockholder ratification of the selection in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accounting firm and their level of independence from management. If the proposal is not approved and the selection of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

The Board of Directors recommends that you vote FOR the ratification of the retention of Ernst & Young LLP as our independent registered public accounting firm for our 2011 fiscal year.

Proposal 4.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company is presenting the following proposal, which gives you as a shareholder an advisory vote on the compensation of our named executive officers by voting for or against the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the accompanying proxy statement.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

Our Company has grown rapidly through internal growth and acquisitions to become the second largest wholesale distributor of roofing supplies in North America, operating in 37 U.S. states and in three Canadian provinces. We believe our past accomplishments and growth support the effectiveness of our executive pay program, which is intended to attract, motivate and retain experienced and skilled executives. We also believe the program provides the named executive officers listed in our summary compensation table with compensation that is competitive within our industry, internally equitable and commensurate with their talents and responsibilities. The primary objective of the program is to closely align total executive compensation with the attainment of our annual and long-term performance goals. The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options and stock awards, and certain perquisites such as an auto allowance. Cash bonuses are almost entirely associated with Company performance. Only small percentages of the target cash bonuses were paid to our executives for fiscal 2010 in accordance with the terms of the cash incentive program.

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers.

Proposal 5.

ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

The Company is presenting the following proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish us to include a proposal, similar to Proposal No. 4 above, in our proxy statement:

“RESOLVED, that the Company include a proposal on the compensation of the Company’s named executive officers in its annual proxy statement pursuant to Section 14A of the Securities Exchange Act every:

•	year
•	two years; or
•	three years.”

This resolution is required pursuant to Section 14A of the Securities Exchange Act. Although our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.

Our Board of Directors believes the main success of our executive compensation program should be judged over a longer period of time than just one or two years. Our executive compensation program is intended to closely align total compensation with the long-term financial interests of our shareholders. This would also be consistent with our recent establishment of a three-year performance measure under our stock award program for executives, which was recommended to us as a best practice by our executive compensation consultant. In addition, a three-year cycle will provide investors with sufficient time to evaluate the effectiveness of our short-term and long-term incentive programs, compensation strategies and Company performance. Lastly, a three-year cycle provides the Board of Directors and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to shareholder input and effectively implement any desired changes to our executive compensation program.

The Board of Directors recommends that you vote to hold an advisory vote on executive compensation every three years.

BOARD OF DIRECTORS’ MEETINGS,
COMMITTEES OF THE BOARD AND RELATED MATTERS

How often did the Board meet during fiscal 2010?

During the fiscal year ended September 30, 2010 (“fiscal 2010”), our Board of Directors held five meetings. During fiscal 2010, no incumbent director attended fewer than 75 percent of the aggregate of (i) the number of meetings of the Board of Directors held during the period he or she served on the Board and (ii) the number of meetings of committees of the Board of Directors held during the period he or she served on these committees. Although our Board members typically attend the annual meeting of shareholders in person, as a result of the historic snowstorm in the Washington, DC area at the time of last year’s meeting, all of our non-employee directors attended the 2010 annual meeting of shareholders telephonically. Our Chairman and CEO attended in person. It is our policy for all directors to attend the annual meeting of shareholders.

What is the Board’s leadership structure?

Robert Buck, our Chief Executive Officer (CEO) until January 1, 2011, serves as the Chairman of the Board and remains an active member of executive management. Furthermore, our current CEO, Paul Isabella, is being nominated for election to the board. The board believes that this leadership model is appropriate for the following reasons:

•	these roles enable decisive leadership, ensure clear accountability and foster alignment between the board and management on corporate strategy;
•	our board has adopted strong and effective corporate governance policies and procedures to promote the effective and independent governance of the Company (See “Corporate Governance” and “Employee Code of Business Ethics and Conduct”); and
•	our independent directors meet in regularly scheduled executive sessions without management present.

In determining the appropriate leadership structure, the board considered a number of factors, including the candor and dynamics of discussion among the directors and between directors and management and the effectiveness of Mr. Buck’s leadership of the Board to date.

Our business and affairs are managed under the direction of our board, which is the Company’s ultimate decision-making body, except with respect to those matters reserved to our shareholders. Our board’s key mission is to maximize long-term shareholder value. Our board establishes our overall corporate policies, selects and evaluates our executive management team (which is charged with the conduct of our business), and acts as an advisor and counselor to executive management. Our board also oversees our business strategy and planning, as well as the performance of management in executing its business strategy and assessing and managing risks. In addition, our board will be designating a Lead Independent Director effective as of the meeting of shareholders in February 2011. The Lead Independent Director will be elected by the board. The responsibilities of this position will include the following:

•	preside at any meetings of the board’s independent directors;
•	assign certain tasks to the board’s committees from time to time; and
•	perform such other functions as the board may direct, potentially including recommending agenda items for board meetings.

What is the Board’s role in risk oversight?

The board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, financing and capital investments. Management is responsible for the Company’s day-to-day risk management activities and our board’s role is to engage in informed risk oversight. Management, through its internal audit function, compiles an annual ranking of risks to which the Company could be subjected and reviews the results of this risk assessment with the audit committee. Any significant risks are then reviewed by the board and assigned for oversight. In fulfilling this oversight role, our board focuses on understanding the nature of our enterprise risks, including our operations and strategic direction, as well as the adequacy of our risk management process and overall risk management system. There are a number of ways our board performs this function, including the following:

•	at its regularly scheduled meetings, the board receives management updates on our business operations, financial results and strategy and discusses risks related to the business;
•	the audit committee assists the board in its oversight of risk management by discussing with management, particularly, the Chief Executive Officer and Chief Financial Officer, our guidelines and policies regarding financial and enterprise risk management and risk appetite, including major risk exposures, and the steps management has taken to monitor and control such exposures; and
•	through management updates and committee reports, the board monitors our risk management activities, including the annual risk assessment process, risks relating to our compensation programs, and financial and operational risks being managed by the Company.

The compensation committee also has oversight responsibility for risks and exposures related to employee compensation programs and management succession planning, and assesses whether the organization’s compensation practices encourage risk taking that would have a material adverse effect on the Company. The committee periodically reviews the structure and elements of our compensation programs and its policies and practices that manage or mitigate such risk, including the balance of short-term and long-term incentives, use of multiple performance measures, and a multi-year vesting schedule for long-term incentives. Based on these reviews, the committee believes our compensation programs do not encourage excessive risk taking.

What committees has the Board established?

The Board of Directors has established three committees: (1) the audit committee, (2) the compensation committee and (3) the nominating and corporate governance committee.

Audit Committee

The audit committee held six meetings in fiscal 2010. The audit committee assists the board in monitoring:

•	management’s process for ensuring the integrity of our financial statements;
•	the independent registered public accounting firm’s qualifications and independence;
•	the performance of our internal audit function and independent registered public accounting firm; and
•	management’s process for ensuring our compliance with legal and regulatory requirements.

As a key part of its responsibilities above, the audit committee selects the independent registered public accounting firm, approves the scope of the annual audit activities of the independent registered public accounting firm, approves the audit fee payable to the independent registered public accounting firm and reviews audit results with the independent registered public accounting firm. The audit committee currently is comprised of H. Arthur Bellows, Jr., Peter Gotsch and Wilson B. Sexton, each of whom meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership and is independent under Nasdaq listing standards. The board has also determined that Mr. Bellows is an “audit committee financial expert” as such term is defined in Regulation S-K promulgated by the SEC. Each of Messrs. Bellows, Gotsch and Sexton meet Nasdaq’s financial knowledge requirements. Ernst & Young LLP currently serves as our independent registered public accounting firm.

The audit committee operates under a formal charter that governs its duties and conduct. The audit committee charter complies with applicable Nasdaq and SEC rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com.

In addition, the charter is available in print to any shareholder who requests it in writing to our Corporate Controller at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, MA 01960.

Ernst & Young LLP, our independent registered public accounting firm, reports directly to the audit committee.

Please refer to the Audit Committee Report, which is set forth in this proxy statement, for a further description of our audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for fiscal 2010.

Compensation Committee

The compensation committee held five meetings in fiscal 2010. One of the key duties of the compensation committee is to provide a general review of our compensation and benefit plans to ensure that they meet our objectives. In addition, the compensation committee reviews the chief executive officer’s recommendations on compensation of our executive officers and makes recommendations for adopting and changing major compensation policies and practices. The compensation committee reports its recommendations to the full board of directors for approval and authorization. It also makes recommendations to the board with respect to the compensation of the chief executive officer and administers our stock plans. The compensation committee is comprised of three directors who are independent under Nasdaq listing standards and non-employee directors (as defined in Rule 16b-3 under the Securities Exchange Act) and who do not have “interlocking” or other relationships with us that would detract from their independence as committee members. At all times, at least two members of the committee shall be outside directors (as defined in Section 162(m) of the Internal Revenue Code). The current members of the compensation committee are James J. Gaffney, Wilson B. Sexton and Stuart A. Randle.

The compensation committee operates under a formal charter that governs its duties and conduct. The compensation committee complies with applicable Nasdaq rules and regulations. A copy of the charter is available on our web site at www.beaconroofingsupply.com. In addition, the charter is available in print to any shareholder who requests it in writing to our Corporate Controller at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960.

Please refer to the Compensation Discussion and Analysis and the Compensation Committee Report in this proxy statement for a further description of our compensation committee’s responsibilities, as well as its compensation philosophy and a description of considerations underlying each component of compensation paid to Beacon’s executive officers for fiscal 2010.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee held two meetings in fiscal 2010. The nominating and corporate governance committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees, establishing and maintaining compliance with corporate governance guidelines, and reporting to the board of directors on the board’s self-evaluation questionnaire. The nominating and corporate governance committee is currently comprised of James J. Gaffney, Stuart A. Randle and Peter M. Gotsch, each of whom is independent under Nasdaq listing standards.

When identifying, evaluating and considering potential candidates for membership on our board, including those who might be recommended or nominated by shareholders, the nominating and corporate governance committee considers among other factors, relevant business and financial experience, integrity and willingness to devote the necessary time and energy. While the Company’s corporate governance guidelines do not prescribe specific diversity standards, as a matter of practice, the board considers diversity in the context of the board as a whole and takes into account considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work. Our board seeks independent directors with a broad diversity of experience, professions, skills, geographic representation and backgrounds that will enhance the quality of the board’s deliberations and decisions.

The nominating and corporate governance committee will consider nominees for our board of directors recommended by shareholders, using the same criteria as for other candidates. Recommendations should be submitted in writing to Ross D. Cooper, our corporate secretary, at our Herndon office. The recommendation should include the name and address of the shareholder making the recommendation and evidence of his or her ownership of our common stock, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement. To be considered, the recommendation must be received by the secretary not less than 90 days and not more than 120 days before the one-year anniversary date of our most recent annual meeting of shareholders. The nominating and corporate governance committee may consider advice and recommendations from others, including search firms as it deems appropriate.

Further information related to the nominating and corporate governance committee is included in the nominating and corporate governance committee charter, available on our website at www.beaconroofingsupply.com. In addition, corporate governance guidelines adopted by the committee can be found immediately following the charter on our website. In addition, the charter and guidelines are available in print to any shareholder who requests them in writing to our Corporate Controller at Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960.

How may the Board be contacted?

Shareholders or other interested parties wishing to communicate confidentially with our board of directors can call 866-574-1199 in the United States and leave a message for the Chair of the audit committee, the board of directors or an individual director. In the alternative, shareholders and other interested parties may communicate with the board of directors or an individual director in writing by mailing such communication to Beacon Roofing Supply, Inc., One Lakeland Park Drive, Peabody, Massachusetts 01960, Attn: Corporate Controller. Each communication intended for members of the board of directors and received by the Corporate Controller will be reviewed by the Corporate Controller. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

How are directors compensated?

Please see “Compensation of Directors” in the Compensation Disclosure and Analysis section of this proxy statement.

AUDIT COMMITTEE MATTERS

Audit Committee’s Pre-Approval and Procedures

The audit committee is responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. The independent registered public accounting firm reports directly to the audit committee. As part of its responsibility, the audit committee established a policy requiring the pre-approval of all audit and permissible non-audit services performed by the registered public accounting firm. In pre-approving services, the audit committee considers whether such services are consistent with the SEC’s rules on auditor independence.

Prior to the engagement of the registered public accounting firm for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young LLP submits a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services to the audit committee for approval.

Audit Services consist of services rendered by an external auditor for the audit of our annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards) and internal controls and reviews of financial statements included in Form 10-Qs, and includes services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

Audit-Related Services consist of assurance and related services (e.g. due diligence) by an external auditor that are reasonably related to audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, and accounting consultations.

Tax Services consist of services not included in Audit Services above, rendered by an external auditor for tax compliance, tax consulting and tax planning.

Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service.

Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor. The chairman of the audit committee, acting pursuant to delegated authority, may pre-approve any non-audit services, up to a limit of $20,000.

Audit and Non-Audit Fees

The table below summarizes the fees billed by our independent registered public accounting firm, Ernst & Young LLP, for the fiscal years ended September 30, 2010 and September 30, 2009.

Year	Audit	Audit-Related	Tax	All Other	Total
2010	$988,068	$37,259	$55,000	$—	$1,080,327
2009	$1,030,001	$37,800	$159,955	$—	$1,227,756

Audit fees include fees for professional services rendered for the audit of our annual consolidated financial statements, the audit of our internal controls and the reviews of the interim financial statements included in our Forms 10-Q.

The audit-related services reflect audit fees for our 401(k) profit-sharing plan and associated consultations.

Tax fees represent professional services related to tax compliance and consulting.

The audit committee has considered the compatibility of the provision of services covered by the preceding paragraph with the maintenance of the principal accountant’s independence from the Company and has determined that the provision of such services is not incompatible with the maintenance of such independence.

The audit committee annually reviews the performance of the independent registered public accounting firm and the fees charged for their services.

Report of the Audit Committee

The role of the audit committee is to assist the board of directors in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The audit committee reviews the Company’s financial reporting process on behalf of the Company’s board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the audit committee has met and held discussions with management and the Company’s independent registered public accounting firm. The audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and management. In addition, the audit committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accounting firm’s communications with the audit committee concerning independence.

In reliance on the reviews and discussions referred to above, the audit committee approved that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010.

AUDIT COMMITTEE:

H. Arthur Bellows, Jr., Chairman
Peter M. Gotsch
Wilson B. Sexton

EXECUTIVE OFFICERS

Our executive officers are elected by and serve at the discretion of the board of directors. Information on our executive officers who were serving as of the end of fiscal 2010 is as follows:

Name	Age	Position
Robert R. Buck	63	Chairman of the Board
Paul M. Isabella	55	President and Chief Executive Officer, Director Nominee
David R. Grace	51	Executive Vice President, Chief Financial Officer
Ross D. Cooper	45	Senior Vice President, General Counsel and Secretary

Robert R. Buck, Chairman. Mr. Buck joined us as President and Chief Executive Officer (CEO) and was first elected a director in October 2003. He was appointed Chairman of the Board in March 2007 and remained CEO until January 1, 2011. Prior to joining us, he served as President — Uniform Rental Division of Cintas Corporation from 1997 to 2003. From 1991 through 1997, he served as Senior Vice President — Midwest Region of Cintas. From 1982 through 1991, he served as Senior Vice President —  Finance and Chief Financial Officer of Cintas. Mr. Buck presently serves as a director of Kendle International, Inc. and Multi-Color Corporation, both of which are Nasdaq-traded companies, and privately-held LVI Services, Inc. Mr. Buck has a B.A. degree from the University of Cincinnati.

Paul M. Isabella, President and Chief Executive Officer. Mr. Isabella joined us as President and Chief Operating Officer in November 2007 and was promoted to CEO effective January 1, 2011. Prior to joining us, he served as Executive Vice President of Cooper Industries, Inc., a manufacturer of electrical and other products, from 2005 to 2007 and Senior Vice President of The Stanley Works, a manufacturer of tools and hardware and a provider of security products, from 1999 to 2005. He began his career with General Electric Company in 1977 and worked in various GE businesses for 22 years. Mr. Isabella has a B.S. degree from State University of New York at Cortland.

David R. Grace, Executive Vice President, Chief Financial Officer. Mr. Grace is responsible for financial management of our Company and each of our regional subsidiaries. Mr. Grace began his career as a CPA in public accounting with Baril and Smith CPA. He joined Beacon Sales Company as an accountant in 1987. He served in positions of increasing responsibility until he was named CFO at the time that we acquired Beacon Sales Company and was promoted to Executive Vice President effective January 1, 2011. Mr. Grace has a degree in accounting from Bentley College in Waltham, Massachusetts.

Ross D. Cooper, Senior Vice President, General Counsel and Secretary. Mr. Cooper joined us in July 2006. Prior to joining us, Mr. Cooper was a shareholder of Shulman, Rogers, Gandal, Pordy & Ecker, P.A., a law firm, since 1999. From 1996 to 2006, Mr. Cooper served as outside general counsel to Building Suppliers Corporation, LLC, an organization of roofing and construction materials wholesale distributors. Mr. Cooper received a B.S. in civil engineering from Cornell University and a J.D. from George Washington University Law School.

INFORMATION ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The responsibilities of our Compensation Committee are to review our compensation and benefit plans to ensure that they meet our objectives, review the Chief Executive Officer’s performance and his or her recommendations on compensation of our other executive officers, and make recommendations for adopting and changing major compensation policies and practices. The Compensation Committee reports its recommendations to the full board of directors for approval and authorization. It also recommends the annual compensation of the Chief Executive Officer to the board of directors and administers our stock plan.

Objectives of Compensation Program

Our compensation practices are intended to attract, motivate and retain highly competent executives in a competitive marketplace. The program provides named executive officers listed in our summary compensation table with compensation that is industry competitive, internally equitable and commensurate with their skills, knowledge, experience and responsibilities.

The primary objective of our executive compensation program is to firmly align total executive compensation with the attainment of our annual and long-term performance goals. The annual goals are principally based upon our income before income taxes and the long-term goals are principally based on our stock price (and return on invested capital beginning in fiscal 2011).

The compensation of our executive officers consists of base salary, cash bonuses, long-term incentive compensation in the form of Company stock options (and restricted stock awards beginning in fiscal 2011), and certain perquisites such as an auto allowance. From time to time, the Company will also pay for relocation expenses, including temporary housing, commuting airfare, automobile lease and related expenses, associated with relocating executives.

Use of Consultants and Peer Group Data

The Company does not engage in specific numerical benchmarking in determining executive compensation. As described below, our Compensation Committee periodically considers available compensation data from peer companies. Because job content, accountability, responsibility, incumbent seniority and performance criteria vary from one company to the next, our Compensation Committee uses the information as a general guideline in exercising its discretion in determining compensation for our executive officers.

Our executive compensation for fiscal 2010 was based in part on information provided in 2009 by Lyons, Benenson & Company, which reviewed all aspects of our executive compensation at that time. Lyons, Benenson & Company reviewed the latest data for a peer group of distribution companies, most of which are of similar size and market capitalization as the Company, in developing its recommendations to the Compensation Committee. The peer companies included Airgas, Applied Industrial Technologies, BlueLinx Holdings, Builders FirstSource, Central Garden & Pet Company, DXP Enterprises, Fastenal Company, W.W. Grainger, H&E Equipment Services, Henry Schein, Huttig Building Products, IDEXX Laboratories, Interline Brands, MSC Industrial Direct Co., Patterson Companies, Pool Corp., PSS World Medical, RPM International, Universal Forest Products, Watsco and WESCO International. This survey data was one consideration included in the Compensation Committee’s process of determining executive compensation for fiscal year 2010 and beyond. The Compensation

Committee uses the survey data as general guidance, together with other information such as general business trends, the competitiveness of the markets in which we operate, individual performance, and its own discretion in setting overall executive compensation.

Lyons, Benenson & Company was also retained by the Compensation Committee in 2010 to assist with a review of our executive long-term incentive compensation program. Lyons, Benenson & Company performs no other work for the Company. They reviewed the latest data on long-term compensation programs for the same peer group of distribution companies described above, as well as other trends in equity awards for executives in public companies, in developing its recommendations to the Compensation Committee. The Compensation Committee considered these recommendations in formulating the terms of our executive long-term incentive compensation program for fiscal 2011 (see “Compensation for Fiscal Year 2011”) and beyond and the associated revisions to the 2004 Stock Plan. The main change being made to our executive long-term incentive compensation program is the issuance of restricted shares that will vest if the Company attains targeted performance criteria at the end of a three-year period. Our Compensation Committee currently expects to continue the use of such performance stock awards for key executives in the future with less emphasis on stock options, with the belief that such awards, directly based on actual long-term performance, may be more effective long-term incentives for our key executives.

Base Salaries

As noted above, the Compensation Committee evaluates the performance of our Chief Executive Officer, and recommends the Chief Executive Officer’s salary to the full board of directors in light of that evaluation. The Compensation Committee reviews the base salary of the Chief Executive Officer on an annual basis in consideration of his performance during the previous year. Mr. Buck’s base salary was set at $577,830 for fiscal 2010. The Compensation Committee considered the following quantitative and qualitative factors in evaluating the Chief Executive Officer’s performance in setting fiscal 2010 compensation:

•	the Company’s performance and relative shareholder return;
•	the value of Mr. Buck’s leadership;
•	the compensation plans of chief executive officers of comparable companies; and
•	the recommendations of an independent compensation consultant (discussed above).

Base salaries of our executive officers other than the Chief Executive Officer are also recommended annually by the Compensation Committee to the full board of directors after consultation with, and upon the recommendation of, the Chief Executive Officer. The base salary of each executive officer is recommended by the Chief Executive Officer to the Compensation Committee after evaluating each executive officer’s performance over the year in consideration of (i) the Company’s overall financial performance, (ii) the individual’s performance during the year and contributions to the Company, and (iii) other relevant factors (for example, market conditions).

The Compensation Committee considers a number of factors when evaluating the Chief Executive Officer’s recommendations regarding base salaries for the other executive officers. Periodically, the Compensation Committee reviews industry specific compensation surveys that provide detailed information regarding the compensation practices of industry peers, competitors and companies of similar market value. Other information that the Committee deems relevant, such as general business trends, the competitiveness of the markets in which we operate and special circumstances, also may be considered in its evaluation.

Annual Cash Incentives

The second element of our compensation program is an annual cash incentive bonus. Annual incentives are a significant component of executive compensation, reflecting the Company’s belief that management’s contribution to long-term shareholder returns (via increasing stock prices) comes from increasing current earnings and properly preparing the Company for future earnings growth. We believe these bonuses play a key role in enabling us to attract, retain and motivate our employees.

For fiscal 2010, under the terms of our management cash bonus plan, a base bonus amount was set for each participant. Those amounts are set forth below in the Grants of Plan Based Awards table under the heading “Target.”

The bonuses for our executive officers named in the Summary Compensation Table were based 90% on a Company-wide income before taxes target and 10% on qualitative performance evaluations by the Compensation Committee of our Chief Executive Officer and by our Chief Executive Officer of the other named executive officers, as presented to the Compensation Committee. If the income before taxes target was not met at the 100% level, the participant’s bonus with respect to that target was pro rated on a straight line basis if the participant achieved a range of 85% to 100% of target, with no bonus paid at less than 85% of target. The qualitative performance evaluations considered such factors as leadership and skills demonstrated in the individual’s role with the Company, long-range planning and vision, departmental and staff development and professionalism. In addition, each participant could receive an additional maximum performance bonus if income before taxes exceeded 100% of target, generally up to an amount equal to 60% of the base bonus (100% for Mr. Buck and 50% for Mr. Isabella). If the Company exceeded the target, the named executives each would have earned a bonus equal to 6% of the amount of earnings before income taxes (net of such bonuses) that exceeded the target, up to their respective maximum performance bonus amount.

For fiscal 2010, the Company achieved income before taxes of approximately $55 million compared to an established target of approximately $78 million for the named executives. Our board of directors established the annual income before taxes target based on market conditions and reasonable rates of expected annual growth. Based on the Company’s actual results, and their individual performance, each of the named executive officers earned only their qualitative bonus for fiscal 2010. The bonus amounts paid to each named executive officer for fiscal 2010 are set forth below in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” Total bonuses earned for fiscal 2010, comprised of the bonus resulting from their individual qualitative performance evaluations, were $34,782 for Mr. Buck, $44,880 for Mr. Isabella, $19,686 for Mr. Grace and $13,782 for Mr. Cooper.

Notwithstanding the terms of the management cash bonus plan and the annual targets, the Compensation Committee retains full discretion to award discretionary bonuses to the Chief Executive Officer and others in light of the totality of the circumstances. The Compensation Committee considers the Chief Executive Officer’s recommendations in determining discretionary cash awards for our other named executive officers. The Chief Executive Officer’s recommendations are guided by his evaluation of the Company’s actual financial performance compared with our performance goals and his assessment of the effectiveness of the individual and collective efforts of our executive officers in achieving the Company’s business objectives. The Compensation Committee and the Chief Executive Officer also consider extraordinary efforts by executive officers in various projects or initiatives during the year.

Equity Compensation

The third element of our compensation program is equity compensation. Equity compensation is intended to more closely align total compensation with the long-term financial interests of our shareholders. The equity compensation component of our compensation program is based upon awards of stock options and other stock awards.

Since the Company’s initial public offering and through fiscal 2010, non-qualified stock options were granted at an exercise price equal to the closing price of the Company’s common stock as reported by Nasdaq on the date of grant. Accordingly, grants of stock options will produce value only if there are increases in the underlying stock price. Stock option grants and other stock awards are made by the Compensation Committee. The Company’s annual equity awards are typically made by the Compensation Committee in October or early November of each year, following the close of the Company’s fiscal year and as part of the process of approving the annual budget for the new year. The Company typically does not make stock option and other stock awards other than annually except in certain cases for key members of management hired during the course of a year.

Our Compensation Committee administers our stock plan. The purpose of the stock plan is to advance the interests of the Company by:

•	providing directors, officers, employees and other eligible persons with additional incentives;
•	encouraging stock ownership by eligible persons;
•	increasing the proprietary interests of eligible persons in the success of the Company;
•	encouraging eligible persons to remain with the Company or its affiliates; and
•	attracting new employees, officers or directors to the Company or its affiliates.

In determining whether to grant options and other stock awards and how many of such to grant to eligible persons under our stock plan, consideration is given to each individual’s past performance and contribution to the Company as well as that individual’s expected ability to contribute to the Company in the future. As part of the Company’s annual performance evaluation process, each year the Chief Executive Officer (the “CEO”), after consultation with each other named executive, establishes that named executive’s performance objectives for the coming year. These performance objectives are not intended to be rigid or formulaic, but rather to serve as the framework upon which the CEO evaluates the executive’s overall performance. Individual performance objectives may include operational metrics that may reflect corporate or departmental goals or may include specific operational objectives with respect to the executive’s area of responsibility. These performance objectives also include the demonstration of leadership and decision making, effective communication, promotion of the Company’s strategic initiatives and values, commitment to excellence and work ethic and may include more specific objectives for the executive, such as the successful completion of major projects, successful integration of acquisitions, and organization capability building. The CEO’s evaluation of an executive’s performance relative to these objectives is inherently subjective, involving a high degree of judgment based on the CEO’s observations of, and interaction with, the executive throughout the year. The CEO also considers the executive’s prospects for future development and advancement within the Company in formulating an equity compensation recommendation. As an additional input to the CEO’s evaluation of an executive’s performance, the CEO assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the CEO’s evaluation of the executive’s performance.

The above evaluation provides the basis for the CEO’s recommendation to the Compensation Committee of stock awards for each named executive. The Compensation Committee meets with the CEO and discusses his recommendations with him before meeting separately in executive session to discuss the CEO’s recommendations and making a final determination of the stock awards to the named executives. The Compensation Committee applies similar factors in determining the stock award to the CEO. The Compensation Committee’s evaluation of the CEO’s overall performance relative to these factors also is inherently subjective, involving a high degree of judgment. As additional input to the Compensation Committee’s evaluation of the CEO’s performance, the Compensation Committee assesses the overall performance of the Company in light of the dynamics of the markets in which the Company competes. As a result, no single performance objective or group of objectives is material to the Compensation Committee’s evaluation of the CEO’s performance.

In November 2009, the Compensation Committee authorized awards of stock options to our named executive officers and a number of other employees. The awards to each of our named executive officers were as follows and each had an exercise price of $14.45, vest one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant:

•	Mr. Buck was granted options to acquire 41,100 common shares;
•	Mr. Isabella was granted options to acquire 31,100 common shares;
•	Mr. Grace was granted options to acquire 26,100 common shares; and
•	Mr. Cooper was granted options to acquire 15,000 common shares.

Employment Agreements

The Compensation Committee reviews and approves any employment agreement entered into with our senior executives. We had an employment agreement with Mr. Buck that expired in November 2008. The board and Mr. Buck mutually agreed to allow Mr. Buck’s employment agreement to expire, although he has continued serving as our CEO. The employment agreement limits Mr. Buck’s ability to compete with us for 18 months after his employment ends and this provision of his employment agreement remains in effect, given his continued employment.

Stock Ownership Guidelines

We do not have a formal policy regarding minimum stock ownership requirements for our named executive officers. We encourage ownership through option grants and other stock awards and with an option to invest in the Company’s stock in our 401(k) plan.

Retirement Plans

We sponsor a defined contribution 401(k) plan, which covers substantially all of our U.S. employees, including our named executive officers. We currently provide a match of 50% of participants’ before-tax contributions up to 3% of eligible compensation. During fiscal 2010, we contributed a match of $7,350 for each of the named executives. Additional annual profit-sharing contributions may be made at the discretion of the board of directors. Total Company profit-sharing contributions of approximately $1.6 million were made for fiscal 2010 and allocated to participants’ accounts after year-end based on a formula that considers a participant’s compensation below and above the social security taxable base, up to certain IRS limits ($245,000 for fiscal 2010).

Our named executive officers do not participate in any special or separate executive retirement plans. We consider our 401(k) plan to be an important factor in our ability to hire, retain and motivate our employees by providing an added measure of financial security for our employees.

Perquisites

We have no formal perquisites program. Personal benefits may be provided from time to time when we determine that such personal benefits are a useful part of an executive’s compensation package. Specifically, we have agreed to provide each of the named executive officers with a monthly auto allowance of $1,000 and reimbursement of their fuel costs. In addition, we expect to reimburse Mr. Isabella for his moving expenses and reasonable and customary real estate transaction costs in connection with his anticipated relocation. In the meantime, we are planning to continue to provide an apartment for Mr. Isabella in Herndon, VA pending his relocation and covering his related housing costs and commuting airfare costs from Houston, along with associated gross-up income tax reimbursements.

Tax Deductibility of Compensation

Section 162(m) of the Code generally precludes a public corporation from taking a deduction for compensation in excess of $1 million for its chief executive officer and other specified officers, unless, in addition to other requirements, the compensation qualifies as performance based compensation. The Company is currently entitled to a deduction in connection with options exercised under our stock option plan by such executive officers. The Compensation Committee will continue to consider Section 162(m) implications in making compensation recommendations and in designing compensation programs for our named executive officers. However, the Compensation Committee reserves the right to pay non-deductible compensation if it determines that to be in our best interests and in the best interests of our stockholders.

Compensation for Fiscal Year 2011

In setting executive compensation for the fiscal year ending September 30, 2011 (“fiscal 2011”), the Compensation Committee followed the same methodology used in setting executive compensation for fiscal 2010. With respect to base salaries, the Compensation Committee reviewed Mr. Buck’s base salary and the board of directors set his salary at $589,387 for fiscal 2011 until January 1, 2011, at which time he became Chairman and his salary became $412,387. The board of directors set Mr. Isabella’s base salary for fiscal 2011 at $480,665 until January 1, 2011, at which time he became CEO and his salary became $535,000. The board of directors set Mr. Grace’s base salary at $436,203 until January 1, 2011, at which time he became an EVP and his salary became $465,000, and Mr. Cooper’s base salary at $362,473. The salaries initially set for fiscal 2011 each reflected a 2% increase and were based on the Compensation Committee’s annual considerations discussed above. The January 1 changes reflect Mr. Buck’s new role, Mr. Isabella’s promotion to President and CEO, and Mr. Grace’s promotion to EVP and CFO.

With respect to annual cash incentives for fiscal 2011, a base bonus amount has again been set for each participant. The bonuses for our named executive officers will continue to be based on the same terms as described above for fiscal 2010. The named executives have an opportunity to earn total bonuses for fiscal 2011 of up to $496,466 (Mr. Buck), $764,286 (Mr. Isabella), $342,476 (Mr. Grace) and $224,928 (Mr. Cooper), respectively.

With respect to equity compensation, in November 2010 the Compensation Committee authorized awards of options and restricted shares to our named executive officers and a number of other key employees, using the recommendations from Lyons, Benenson & Company and other considerations as described above under “Use of Consultants and Peer Group Data” and under “Equity Compensation.” The awards to each of our named executive officers were as follows:

•	Mr. Buck was granted options to acquire 8,013 common shares and 12,500 restricted shares;
•	Mr. Isabella was granted options to acquire 12,019 common shares and 18,750 restricted shares;
•	Mr. Grace was granted options to acquire 10,280 common shares and 16,037 restricted shares; and
•	Mr. Cooper was granted options to acquire 4,647 common shares and 7,250 restricted shares.

Each option above had an exercise price of $15.47, vest one-third annually starting on the first anniversary of the grant, and expire on the tenth anniversary of the date of grant. In addition, upon their promotions on January 1, 2011, Mr. Isabella was granted options to acquire an additional 10,000 common shares and 10,000 restricted shares and Mr. Grace was granted options to acquire an additional 5,000 common shares and 5,000 restricted shares. The additional options had an exercise price of $17.87 and also vest one-third annually starting on the first anniversary of the grant and expire on the tenth anniversary of the date of grant. All of the restricted shares represent the shares that will vest if the Company attains a targeted average three-year return on invested capital of 8.25%, net of cash, at the end of a three-year period. The actual number of those shares that will vest can range from 0% to 125% of this number depending upon actual company performance below or above the target level.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the “Compensation Disclosure and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Chief Financial Officer and General Counsel. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

James J. Gaffney, Chairman	Stuart A. Randle	Wilson B. Sexton

Executive Compensation

The following table sets forth all compensation earned during the fiscal years ended September 30, 2010, 2009 and 2008, by each person who served as our Chief Executive Officer and our Chief Financial Officer during fiscal year 2010, and by our other executive officers who were serving as executive officers at the end of the fiscal year, collectively referred to as our named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert R. Buck Chairman	2010	578,201	—	308,583	34,782	26,814	948,380
	2009	569,123	—	319,365	682,000	34,090	1,604,578
	2008	554,231	152,656	139,596	397,344	27,694	1,271,521
Paul M. Isabella(5) President and Chief Executive Officer	2010	470,956	—	233,502	44,880	88,149	837,486
	2009	464,369	—	255,492	660,000	97,509	1,477,370
	2008	384,154	—	173,993	498,750	35,552	1,092,448
David R. Grace Executive Vice President and Chief Financial Officer	2010	427,392	—	195,961	19,686	26,914	669,954
	2009	421,415	—	223,556	308,792	33,730	987,493
	2008	402,372	—	116,330	251,680	26,861	797,242
Ross D. Cooper Senior Vice President, General Counsel and Secretary	2010	355,151	—	112,622	13,782	26,775	508,329
	2009	350,011	—	76,648	216,194	33,818	676,671
	2008	340,852	—	46,532	188,640	25,847	601,871

(1)	In fiscal 2008, represents discretionary bonus paid to CEO during the first quarter of fiscal 2009.
(2)	The amounts in this column represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. These amounts are recognized by the Company as share-based compensation expense over the three-year vesting period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2010.
(3)	These incentive amounts were paid during the first quarter of the following fiscal year.
(4)	Includes Company matching and profit-sharing contributions to the 401(k) plan (a combined $12,564 for each in 2010) along with auto allowances and fuel cost reimbursements. For Mr. Isabella, also includes certain housing and commuting airfare costs paid by us. We are providing an apartment for Mr. Isabella in Herndon, VA pending his relocation and covering his related housing costs ($28,478 in 2010) and commuting airfare costs from Houston, along with associated gross-up income tax reimbursements (totaling $19,074 in 2010).
(5)	Mr. Isabella was hired November 19, 2007.

The following table sets forth the individual grants of plan-based awards to the named executive officers during the fiscal year ended September 30, 2010.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)			All Other Option Awards: Number of Securities Underlying Options(b) (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)(c)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert R. Buck	November 6, 2009	18,782	347,820	695,640	41,100	14.45	308,583
Paul M. Isabella	November 6, 2009	24,235	448,800	673,200	31,100	14.45	233,502
David R. Grace	November 6, 2009	10,630	196,856	314,970	26,100	14.45	195,961
Ross D. Cooper	November 6, 2009	7,442	137,824	220,518	15,000	14.45	112,622

(a)	The non-equity incentive plan awards above were based on Company-wide income before taxes and individual performance. See Compensation Discussion and Analysis under the heading “Annual Cash Incentives.”
(b)	These options vest (i.e., become exercisable) in three equal parts on the first, second and third anniversaries of the grant date and expire ten years from the date of grant.
(c)	This column shows the grant date fair value of stock options awarded to the named executives in fiscal 2010, computed in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are included in Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2010.

The following table sets forth details of all of the outstanding equity awards of the named executive officers as of September 30, 2010:

Outstanding Equity Awards at Fiscal Year-End(1)

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert R. Buck	37,500	0	18.64	November 2, 2015
	40,000	0	22.46	October 24, 2016
	20,000	10,000	9.50	October 22, 2017
	16,667	33,333	12.25	October 22, 2018
	0	41,100	14.45	November 6, 2019
Paul M. Isabella	30,000	15,000	8.04	November 19, 2017
	13,334	26,666	12.25	October 22, 2018
	0	31,100	14.45	November 6, 2019
David R. Grace	33,000	0	11.87	November 4, 2014
	21,000	0	18.64	November 2, 2015
	21,000	0	22.46	October 24, 2016
	16,667	8,333	9.50	October 22, 2017
	11,667	23,333	12.25	October 22, 2018
	0	26,100	14.45	November 6, 2019
Ross D. Cooper	25,000	0	22.16	July 5, 2016
	10,000	0	22.46	October 24, 2016
	6,667	3,333	9.50	October 22, 2017
	4,000	8,000	12.25	October 22, 2018
	0	15,000	14.45	November 6, 2019

(1)	All options were granted on the date which is ten years prior to the expiration date for such grants. All options granted under our 2004 Stock Plan vest in three equal parts on the first, second and third anniversary of the date of grant.

OPTION EXERCISES

The following table sets forth certain information regarding options exercised by the named executive officers during the fiscal year ended September 30, 2010.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Robert R. Buck	42,366	$840,118
Paul M. Isabella	—	—
David R. Grace	—	—
Ross D. Cooper	—	—

(1)	Value is calculated by multiplying the difference between the market price and exercise price on the date of the exercise of the option by the number of common shares acquired upon exercise of the option.

Potential Payments Upon Termination or Change-in-Control

Stock Option Agreements

Pursuant to stock option agreements with our named executive officers, all of their outstanding stock options will vest upon death or disability and in the event of a change in control. Based on the price of the Company’s stock of $14.57 as of September 30, 2010, the values of unvested stock options for the named executives as of that date were as follows: Mr. Buck — $132,965, Mr. Isabella — $163,547, Mr. Grace —  $99,513 and Mr. Cooper — $37,258.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2010, the Compensation Committee of our board of directors was comprised of James Gaffney, Stuart Randle and Wilson Sexton. There are no Compensation Committee interlocks. None of the members of the compensation committee is an officer, employee or former officer or employee of the Company or any of our subsidiaries.

Compensation of Directors

The following table provides compensation information for the year ended September 30, 2010 for each of our non-employee directors.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	Total ($)
H. Arthur Bellows, Jr.	70,000	89,974	159,974
James J. Gaffney	65,000	89,974	154,974
Peter M. Gotsch	67,500	89,974	157,474
Andrew R. Logie	40,000	89,974	129,974
Stuart A. Randle	55,000	89,974	144,974
Wilson B. Sexton	57,500	89,974	147,474

(1)	The amounts in this column represent the grant date fair value of the stock options computed in accordance with FASB ASC Topic 718. These amounts are recognized by the Company as share-based compensation expense over the one-year vesting period. For additional information regarding assumptions underlying the valuation of equity awards and the calculation method, please refer to Note 2 of our audited financial statements included in our Annual Report on Form 10-K for fiscal 2010.
(2)	Messrs. Bellows, Gaffney, Gotsch, Logie, Randle and Sexton were each awarded 10,369 options at an exercise price of $16.80 in fiscal 2010. Options vest on the first anniversary of the dates of the grants.

At September 30, 2010, the aggregate number of option awards outstanding for each non-employee director was as follows: Mr. Bellows 100,220; Mr. Gaffney 80,220; Mr. Gotsch 58,970; Mr. Logie 47,720; Mr. Randle 77,720; and Mr. Sexton 100,220.

Our non-employee director compensation program is comprised of the following:

•	an annual retainer of $40,000;
•	an annual option grant valued at approximately $90,000 based on a Black-Scholes calculation;
•	an additional annual retainer of $20,000 for the Audit Committee Chair and $10,000 for the other committee chairs; and
•	an additional annual retainer of $10,000 for service on the Audit Committee and $7,500 for service on the other committees.

If the Amended and Restated 2004 Stock Plan is approved by shareholders at the annual meeting, a restricted stock unit award with a value of approximately $90,000 will be granted rather than stock options.

Also, additional fees may be payable if the number of board or committee meetings exceed 12 or 8, respectively, during a fiscal year. We reimburse members of our board of directors for any out-of-pocket expenses they incur in connection with services provided as directors.

Directors who are employees of the Company do not receive compensation for their services as directors.

CORPORATE GOVERNANCE

We operate within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, establishes, or provides the basis for, a number of corporate governance standards and disclosure requirements. We are following the requirements of the Sarbanes-Oxley Act and SEC rules as they relate to us.

EMPLOYEE CODE OF BUSINESS ETHICS AND CONDUCT

We have adopted the Beacon Roofing Supply, Inc. Code of Conduct, a code of ethics that applies to all of our directors, officers and employees, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Controller, and any other persons performing similar functions. This code of conduct is available on our website at www.beaconroofingsupply.com. If we make any substantive amendments to this code of conduct or grant any waiver, including any implicit waiver, from a provision of the code to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Controller, or any other persons performing similar functions, we will disclose the nature of such amendment or waiver on our website within four business days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of certain agreements and transactions among related parties and us.

We currently lease two buildings, at a cost of approximately $0.4 million in fiscal 2010, from a limited liability company that is partly owned by Andrew R. Logie, director. The director’s interest in the dollar value of these lease arrangements, which were approved by our Audit Committee, was approximately 32% at September 30, 2010. We believe that the terms of these leases approximate those we would negotiate in arms-length transactions with unrelated third parties.

POLICIES AND PROCEDURES WITH RESPECT TO TRANSACTIONS
WITH RELATED PERSONS

Our finance and legal departments are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, and/or certain of our stockholders or their immediate family members are participants to determine whether any of these related parties had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and named executives a written questionnaire which includes questions intended to elicit information about any related person transactions. Pursuant to the Company’s written contract review policy, approved by our Board, all agreements covered by this policy with “Related Persons,” as that term is defined pursuant to Item 404(a) of SEC Regulation S-K, must be submitted for review and approval by the Audit Committee. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been our auditor since 1997 and has advised us that the firm does not have any direct financial interest or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of such firm will (i) attend the 2011 annual meeting, (ii) have an opportunity to make a statement if they desire to do so, and (iii) be available to respond to appropriate questions.

OTHER BUSINESS

The board of directors knows of no other business to be brought before the annual meeting. If, however, any other business should properly come before the annual meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

A copy of our annual report on Form 10-K for the fiscal year ended September 30, 2010, including the financial statements and schedules but excluding certain exhibits, will be made available without charge to interested shareholders upon written request to us.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for consideration at our 2012 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 promulgated by the Securities and Exchange Act of 1934. To be eligible for inclusion in the proxy statement and form of proxy relating to the meeting, shareholder proposals must be received by our Corporate Secretary no later than September 9, 2011. In accordance with our Bylaws, any shareholder proposal submitted other than for inclusion in the proxy materials for that meeting must be delivered to us no earlier than October 11, 2011 and no later than November 10, 2011, or such proposal will be considered untimely. This notice must contain the information required by our Bylaws.

By Order of the Board of Directors

/s/ Ross D. Cooper

ROSS D. COOPER, Secretary
Herndon, Virginia
January 7, 2011

Appendix A

BEACON ROOFING SUPPLY, INC.

2004 STOCK PLAN

(As Amended and Restated Effective as of February 8, 2011)

Section 1. Purpose.

The purpose of the Beacon Roofing Supply, Inc. 2004 Stock Plan (the “Plan”) is to attract and retain outstanding individuals as Key Employees and Directors of Beacon Roofing Supply, Inc. (the “Company”) and its Subsidiaries, to recognize the contributions made to the Company and its Subsidiaries by Key Employees and Directors, and to provide such Key Employees and Directors with additional incentive to expand and improve the profits and achieve the objectives of the Company and its Subsidiaries, by providing such Key Employees and Directors with the opportunity to acquire or increase their proprietary interest in the Company through receipt of Awards of or relating to Common Stock of the Company, including Stock Options, Stock Awards and Stock Units. The Plan was initially approved by the stockholders of the Company and became effective on August 17, 2004. The Plan was amended and restated as of October 22, 2007 and is hereby further amended and restated effective as of February 8, 2011.

Section 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

2.1	“Award” means any award or benefit granted under the Plan, which shall be a Stock Option, Stock Award or Stock Unit.
2.2	“Award Agreement” means, as applicable, a Stock Option Agreement, Stock Award Agreement or Stock Unit Agreement evidencing an Award granted under the Plan.
2.3	“Board” means the Board of Directors of the Company or the Committee, to the extent the Board has delegated authority as described in Section 3.1 of the Plan.
2.4	“Change in Control” has the meaning set forth in Section 8.2 of the Plan.
2.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.6	“Committee” means the Compensation Committee of the Board or such other committee as may be designated by the Board from time to time to administer the Plan.
2.7	“Common Stock” means the Common Stock, par value $.01 per share, of the Company.
2.8	“Company” means Beacon Roofing Supply, Inc., a Delaware corporation.
2.9	“Director” means a director of the Company.
2.10	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.11	“Fair Market Value” means the closing price of the Common Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal).
2.12	“Incentive Stock Option” or “ISO” means a Stock Option granted under Section 5 of the Plan that meets the requirements of Section 422(b) of the Code or any successor provision.

2.13	“Key Employee” means an employee of the Company or any Subsidiary selected to participate in the Plan in accordance with Section 3. A Key Employee may also include a person who is granted an Award (other than an Incentive Stock Option) in connection with the hiring of the person prior to the date the person becomes an employee of the Company or any Subsidiary, provided that such Award shall not vest prior to the commencement of employment.
2.14	“Non-Qualified Stock Option” or “NSO” means a Stock Option granted under Section 5 of the Plan that is not an Incentive Stock Option.
2.15	“Participant” means a Key Employee or Director selected to receive an Award under the Plan.
2.16	“Plan” means the Beacon Roofing Supply, Inc. 2004 Stock Plan.
2.17	“Stock Award” means a grant of shares of Common Stock under Section 6 of the Plan.
2.18	“Stock Option” means an Incentive Stock Option or a Non-Qualified Stock Option granted under Section 5 of the Plan.
2.19	“Stock Unit” means a right to receive shares of Common Stock or cash under Section 7 of the Plan.
2.20	“Subsidiary” means an entity of which the Company is the direct or indirect beneficial owner of not less than 50% of all issued and outstanding equity interest of such entity.

Section 3. Administration.

3.1	The Board.

The Plan shall be administered by the Board, except that the Board may delegate administration to the Committee to the extent that the Committee is comprised of at least two members of the Board who satisfy the “non-employee director” definition set forth in Rule 16b-3 under the Exchange Act and the “outside director” definition under Section 162(m) of the Code and the regulations thereunder. For purposes of the Plan, the term “Board” shall refer to the Board or, to the extent such authority has been delegated to the Committee, the Committee (except with respect to actions taken under Sections 12.1 and 12.3 of the Plan, which will require action of the full Board and which may not be delegated.)

3.2	Authority of the Board.

(a) The Board, in its sole discretion, shall determine the Key Employees and Directors to whom, and the time or times at which Awards will be granted, the form and amount of each Award, the expiration date of each Award, the time or times within which the Awards may be exercised, the cancellation of the Awards and the other limitations, restrictions, terms and conditions applicable to the grant of the Awards. The terms and conditions of the Awards need not be the same with respect to each Participant or with respect to each Award.

(b) The Board may delegate its authority to grant Awards to Key Employees and to determine the terms and conditions thereof to such officer of the Company as it may determine in its discretion, on such terms and conditions as it may impose, except with respect to Awards to officers subject to Section 16 of the Exchange Act or officers who are or may be “covered employees” as defined in Section 162(m) of the Code, or to the extent prohibited by applicable law, regulation or rule of a stock exchange on which the Common Stock is listed.

(c) The Board may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Awards granted hereunder, shall be final and conclusive for all purposes and upon all persons.

(d) No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a Director so that the members of the Committee shall be entitled to indemnification and reimbursement as Directors of the Company pursuant to the Company’s Certificate of Incorporation and By-Laws.

3.3	Award Agreements.

Each Award shall be evidenced by a written Award Agreement specifying the terms and conditions of the Award. In the sole discretion of the Board, the Award Agreement may condition the grant of an Award upon the Participant’s entering into one or more of the following agreements with the Company: (a) an agreement not to compete with the Company and its Subsidiaries which shall become effective as of the date of the grant of the Award and remain in effect for a specified period of time following termination of the Participant’s employment with the Company; (b) an agreement to cancel any employment agreement, fringe benefit or compensation arrangement in effect between the Company and the Participant; and (c) an agreement to retain the confidentiality of certain information. Such agreements may contain such other terms and conditions as the Board shall determine. If the Participant shall fail to enter into any such agreement at the request of the Board, then the Award granted or to be granted to such Participant shall be forfeited and cancelled.

3.4	Performance Goals.

(a) The Board may, in its discretion, provide that any Award granted under the Plan shall be subject to the attainment of performance goals, including those that qualify the Award as “performance-based compensation” within the meaning of Section 162(m) of the Code. Performance goals may be based on one or more business criteria, including, but not limited to: (i) return on equity; (ii) earnings or earnings per share; (iii) Common Stock price; (iv) total stockholder return, (v) return on assets; (vi) return on investment; (vii) cash flow; (viii) net income; (ix) profit margin; (x) expense management; or (ix) revenue growth. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Board. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges and restructuring expenses), as may be determined by the Board. Performance goals may be particular to one or more lines of business or Subsidiaries or may be based on the performance of the Company and its Subsidiaries as a whole.

(b) With respect to each performance period established by the Board, the Board shall establish such performance goals relating to one or more of the business criteria identified above, and shall establish targets for Participants for achievement of performance goals. The performance goals and performance targets established by the Board may be identical for all Participants for a given performance period or, at the discretion of the Board, may differ among Participants. Following the completion of each performance period, the Board shall determine the extent to which performance goals for that performance period have been achieved and the related performance-based restrictions shall lapse in accordance with the terms of the applicable Award Agreement.

Section 4. Shares of Common Stock Subject to Plan.

4.1	Total Number of Shares.

The total number of shares of Common Stock that may be issued under the Plan shall be 7,800,000 (which consists of 5,050,000 shares previously authorized and an additional 2,750,000 shares authorized by the Board on December 10, 2010). Such shares may be either authorized but unissued shares or treasury shares, and shall be adjusted in accordance with the provisions of Section 4.3 of the Plan. The number of shares of Common Stock delivered by a Participant or withheld by the Company on behalf of any such Participant as full or partial payment of an Award, including the exercise price of a Stock Option or of any required withholding taxes, shall not again be available for issuance pursuant to subsequent Awards, and shall count towards the aggregate number of shares of Common Stock that may be issued under the Plan. If there is a lapse, forfeiture, expiration, termination or cancellation of any Award for any reason (including for reasons described in Section 3.3), or if shares of Common Stock are issued under such Award and thereafter are reacquired by the Company pursuant to rights reserved by the Company upon issuance thereof, the shares of Common Stock subject to such Award or required by the Company shall thereafter be available for issuance pursuant to subsequent Awards, and shall not count towards the aggregate number of shares of Common Stock that may be issued under the Plan

4.2	Shares Under Awards.

Of the shares of Common Stock authorized for issuance under the Plan pursuant to Section 4.1:

(a) The maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options in any fiscal year is 500,000, except that the maximum number of shares of Common Stock as to which a Key Employee may receive Stock Options in the fiscal year in which such Key Employee begins employment with the Company or its Subsidiaries is 1,000,000.

(b) The maximum number of shares of Common Stock that may be subject to Incentive Stock Options is 7,800,000.

(c) The maximum number of shares of Common Stock that may be used for Awards that are intended to qualify as “performance based” in accordance with Section 162(m) of the Code that may be granted to any Key Employee in any fiscal year is 500,000, or, in the event the Award is settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled, except that the maximum number of shares that may be used for such Awards in the fiscal year in which such Key Employee begins employment with the Company or its Subsidiaries is 1,000,000 or, if settled in cash, an amount equal to the Fair Market Value of such number of shares on the date on which the Award is settled.

(d) The maximum number of shares of Common Stock that may be used for Stock Awards and Stock Unit Awards (in the aggregate) under the Plan is 962,500.

The numbers of shares described herein shall be as adjusted in accordance with Section 4.3 of the Plan.

4.3	Adjustment.

In the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company or any similar corporate transaction, the Board shall make such adjustments as are necessary and appropriate to preserve the benefits or intended benefits of the Plan and Awards granted under the Plan. Such adjustments may include: (a) adjustment in the number and kind of shares reserved for issuance under the Plan; (b) adjustment in the number and kind of shares covered by outstanding Awards; (c) adjustment in the exercise price of outstanding Stock Options or the price of other Awards under the Plan; (d) adjustments to any of the shares limitations set forth in Section 4.1 or 4.2 of the Plan; and (e) any other changes that the Board determines to be equitable under the circumstances

Section 5. Grants of Stock Options.

5.1	Grant.

Subject to the terms of the Plan, the Board may from time to time grant Stock Options to Participants. Unless otherwise expressly provided at the time of the grant, Stock Options granted under the Plan to Key Employees will be ISOs. Stock Options granted under the Plan to Directors who are not employees of the Company or any Subsidiary will be NSOs.

5.2	Stock Option Agreement.

The grant of each Stock Option shall be evidenced by a written Stock Option Agreement specifying the type of Stock Option granted, the exercise period, the exercise price, the terms for payment of the exercise price, the expiration date of the Stock Option, the number of shares of Common Stock to be subject to each Stock Option and such other terms and conditions established by the Board, in its sole discretion, not inconsistent with the Plan.

5.3	Exercise Price and Exercise Period.

With respect to each Stock Option granted to a Participant:

(a) The per share exercise price of each Stock Option shall be the Fair Market Value of the Common Stock subject to the Stock Option on the date on which the Stock Option is granted.

(b) Each Stock Option shall become exercisable as provided in the Stock Option Agreement; provided that the Board shall have the discretion to accelerate the date as of which any Stock Option shall become exercisable in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Board in its sole discretion).

(c) Except as provided in the Stock Option Agreement, each Stock Option shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, on the date ten years after the date of grant.

5.4	Required Terms and Conditions of ISOs.

In addition to the foregoing, each ISO granted to a Key Employee shall be subject to the following specific rules:

(a) The aggregate Fair Market Value (determined with respect to each ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by a Key Employee during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Common Stock subject to an ISO which first becomes exercisable in any calendar year exceeds the limitation of this Section 5.4(a), so much of the ISO that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be a NSO; but in all other respects, the original Stock Option Agreement shall remain in full force and effect.

(b) Notwithstanding anything herein to the contrary, if an ISO is granted to a Key Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or its parent or subsidiaries within the meaning of Section 422(b)(6) of the Code): (i) the purchase price of each share of Common Stock subject to the ISO shall be not less than 110% of the Fair Market Value of the Common Stock on the date the ISO is granted; and (ii) the ISO shall expire, and all rights to purchase shares of Common Stock thereunder shall expire, no later than the fifth anniversary of the date the ISO was granted.

(c) No ISOs shall be granted under the Plan after ten years from the earlier of the date the Plan is adopted or approved by stockholders of the Company.

5.5	Exercise of Stock Options.

(a) A Participant entitled to exercise a Stock Option may do so by delivering written notice to that effect specifying the number of shares of Common Stock with respect to which the Stock Option is being exercised and any other information the Board may prescribe. All notices or requests provided for herein shall be delivered to the Secretary of the Company.

(b) The Board in its sole discretion may make available one or more of the following alternatives for the payment of the Stock Option exercise price:

(i) in cash;

(ii) in cash received from a broker-dealer to whom the Participant has submitted an exercise notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Stock Option to pay the exercise price;

(iii) by directing the Company to withhold the number of shares of Common Stock otherwise issuable in connection with the exercise of the Stock Option that have an aggregate Fair Market Value equal to the exercise price;

(iv) by delivering previously acquired shares of Common Stock that are acceptable to the Board and that have an aggregate Fair Market Value on the date of exercise equal to the Stock Option exercise price; or

(v) by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Board shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the Stock Option exercise price.

(c) The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Stock Option as soon as reasonably practicable after such exercise; provided that any shares of Common Stock purchased by a Participant through a broker-dealer pursuant to Section 5.5(b)(ii) or Section 8(b) shall be delivered to such broker-dealer in accordance with 12 C.F.R. §220.3(e)(4) or other applicable provision of law. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent.

Section 6. Stock Awards.

6.1	Grant.

The Board may, in its discretion, (a) grant shares of Common Stock under the Plan to any Participant without consideration from such Participant or (b) sell shares of Common Stock under the Plan to any Participant for such amount of cash, Common Stock or other consideration as the Board deems appropriate.

6.2	Stock Award Agreement.

Each share of Common Stock granted or sold hereunder shall be subject to such restrictions, conditions and other terms as the Board may determine at the time of grant or sale, the general provisions of the Plan, the restrictions, terms and conditions of the related Stock Award Agreement, and the following specific provisions:

(a) Shares of Common Stock issued to a Participant under the Plan shall be evidenced by a Stock Award Agreement, which shall specify whether the shares of Common Stock are granted or sold to the Participant and such other provisions, not inconsistent with the terms and conditions of the Plan, as the Board shall determine.

(b) The restrictions to which the shares of Common Stock awarded hereunder are subject shall lapse as provided in the Stock Award Agreement; provided that none of the restrictions or conditions to which the Stock Award are subject shall lapse, and no Stock Award shall be settled, earlier than (i) the third anniversary of the date of the Stock Award, in the case of a Stock Award subject to time-based restrictions, or (ii) the first anniversary of the date of the Stock Award, in the case of a Stock Award subject to performance-based conditions. The Board shall have the discretion to accelerate the date as of which the restrictions lapse with respect to any Award held by a Participant in the event of the Participant’s termination of employment with the Company, or service on the Board, without cause (as determined by the Board in its sole discretion).

(c) Except as provided in this subsection (c) and unless otherwise provided in the Stock Award Agreement, the Participant receiving a grant of or purchasing Common Stock shall thereupon be a stockholder with respect to all of the shares subject to the Stock Award and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares. Notwithstanding the preceding sentence, in the case of a Stock Award that provides for the right to receive dividends or distributions: (i) if such Stock Award is subject to performance-based restrictions as described in Section 3.4, the Company shall accumulate and hold such dividends or distributions, and (ii) in the case of all other such Stock Awards, the Board shall have the discretion to cause the Company to accumulate and hold such dividends or distributions. In either such case, the accumulated dividends or other distributions shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Award is subject, and any such dividends or distributions attributable to the portion of a Stock Award for which the restrictions do not lapse shall be forfeited.

(d) The Company shall issue, in the name of the Participant, stock certificates representing the total number of shares of Common Stock granted or sold to the Participant, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Company until such time as the Common Stock is forfeited, resold to the Company, or the restrictions lapse. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent; provided, however that following the lapse of all restrictions with respect to the shares granted or sold to a Participant, the Company, upon the written request of the Participant, shall issue, in the name of the Participant, stock certificates representing such shares.

Section 7. Stock Units.

7.1	Grant.

The Board may, in its discretion, grant Stock Units to any Participant. Each Stock Unit shall entitle the Participant to receive, on the date or upon the occurrence of an event (including the attainment of performance goals) as described in the Stock Unit Agreement, one share of Common Stock or cash equal to the Fair Market Value of a share of Common Stock on the date of such event, as provided in the Stock Unit Agreement.

7.2	Stock Unit Agreement.

Each grant of Stock Units to a Participant under this Section 8 shall be evidenced by a Stock Unit Agreement, which shall specify the restrictions, terms and conditions established by the Board in its sole discretion, not inconsistent with the Plan and the following provisions:

(a) The restrictions to which the Stock Units awarded hereunder are subject shall lapse as set forth in the Stock Unit Agreement; provided that none of the restrictions or conditions to which the Stock Unit Award are subject shall lapse, and no Stock Unit Award shall be settled, earlier than (i) the third anniversary of the date of the Stock Unit Award, in the case of a Stock Unit Award subject to time-based restrictions, or (ii) the first anniversary of the date of the Stock Unit Award, in the case of a Stock Unit Award subject to performance-based conditions. The Board shall have the discretion to accelerate the date as of which the restrictions lapse in the event of a Key Employee’s termination of employment with the Company, or a Non-Employee Director’s termination of service on the Board, without Good Cause.

(b) Except as provided in this subsection (b), and unless otherwise provided in the Stock Unit Agreement, a Participant shall have no rights of a stockholder, including voting or dividend or other distribution rights, with respect to any Stock Units prior to the date they are settled in shares of Common Stock. A Stock Unit Agreement may provide that, until the Stock Units are settled in shares of Common Stock or cash, the Participant shall receive, on each dividend or distribution payment date applicable to the Common Stock, an amount equal to the dividends or distributions that the Participant would have received had the Stock Units held by the Participant as of the related record date been actual shares of Common Stock. Notwithstanding the preceding sentence, in the case of a Stock Unit Award that provides for the right to receive amounts related to dividends or distributions: (i) if such Stock Unit Award is subject to performance-based restrictions as described in Section 3.4, the Company shall accumulate and hold such amounts, and (ii) in the case of all other such Stock Unit Awards, the Board shall have the discretion to cause the Company to accumulate and hold such amounts. In either such case, the accumulated amounts shall be paid to the Participant only upon the lapse of the restrictions to which the Stock Unit Award is subject and any such amounts attributable to the portion of a Stock Unit Award for which the restrictions do not lapse shall be forfeited.

(c) Upon settlement of Stock Units in Common Stock, the Company shall issue, in the name of the Participant, stock certificates representing a number of shares of Common Stock equal to the number of Stock Units being settled. Notwithstanding the foregoing, the Company, in lieu of issuing stock certificates, may reflect the issuance of shares of Common Stock to a Participant on a non-certificated basis, with the ownership of such shares by the Participant evidenced solely by book entry in the records of the Company’s transfer agent; provided, however, that upon the written request of the Participant, the Company shall issue, in the name of the Participant, stock certificates representing such shares.

Section 8. Change in Control.

8.1	Effect of Change in Control.

(a) Notwithstanding any of the provisions of the Plan or any outstanding Award Agreement, upon a Change in Control of the Company (as defined in Section 8.2): (i) all outstanding Awards shall become fully exercisable; (ii) all restrictions applicable to all Awards shall terminate or lapse; and (iii) performance goals applicable to any Stock Awards shall be deemed satisfied at the highest target, as applicable, in order that Participants may fully realize the benefits thereunder.

(b) In addition to the Board’s authority set forth in Section 3, upon such Change in Control of the Company, the Board is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any outstanding Stock Option, for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Common Stock covered thereby had such Stock Option been currently exercisable; (ii) provide for the purchase of any outstanding Stock Award and/or Stock Unit for an amount of cash equal to the then Fair Market Value of the Common Stock, multiplied by the number of shares of Common Stock subject to the Stock Award or Stock Unit Award; (iii) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change in Control; and (iv) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

8.2	Definition of Change in Control.

“Change in Control” shall mean the occurrence, at any time during the specified term of an Award granted under the Plan, of any of the following events:

(a) Any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company), or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(b) The Company is party to a merger, consolidation, reorganization or other similar transaction with another corporation or other legal person unless, following such transaction, more than 50% of the combined voting power of the outstanding securities of the surviving, resulting or acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Company’s outstanding securities entitled to vote generally in the election of directors;

(c) The Company sells all or substantially all of its business and/or assets to another corporation or other legal person unless, following such sale, more than 50% of the combined voting power of the outstanding securities of the acquiring corporation or person or its parent entity entitled to vote generally in the election of directors (or persons performing similar functions) is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company’s outstanding securities entitled to vote generally in the election of directors immediately prior to such sale, in substantially the same proportions as their ownership, immediately prior to such sale, of the Company’s outstanding securities entitled to vote generally in the election of directors; or

(d) During any period of two consecutive years or less (not including any period prior to the approval of the Plan by the Board), individuals who at the beginning of such period constituted the Board (and any new Directors, whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the period or whose appointment, election or nomination for election was so approved) cease for any reason to constitute a majority of the Board.

Section 9. Payment of Taxes.

In connection with any Award, and as a condition to the issuance or delivery of any shares of Common Stock to the Participant in connection therewith, the Company may require the Participant to pay the Company an amount equal to the minimum amount of the tax the Company or any Subsidiary may be required to withhold to obtain a deduction for federal, state or local income tax purposes as a result of such Award or to comply with applicable law. The Board in its sole discretion may make available one or more of the following alternatives for the payment of such taxes:

(a) in cash;

(b) in cash received from a broker-dealer to whom the Participant has submitted notice together with irrevocable instructions to deliver promptly to the Company the amount of sales proceeds from the sale of the shares subject to the Award to pay the withholding taxes;

(c) by directing the Company to withhold such number of shares of Common Stock otherwise issuable in connection with the Award having an aggregate Fair Market Value equal to the minimum amount of tax required to be withheld;

(d) by delivering previously acquired shares of Common Stock of the Company that are acceptable to the Board that have an aggregate Fair Market Value equal to the amount required to be withheld; or

(e) by certifying to ownership by attestation of such previously acquired shares of Common Stock.

The Board shall have the sole discretion to establish the terms and conditions applicable to any alternative made available for payment of the required withholding taxes.

Section 10. Postponement.

The Board may postpone any grant or settlement of an Award or exercise of a Stock Option for such time as the Board in its sole discretion may deem necessary in order to permit the Company:

(a) to effect, amend or maintain any necessary registration of the Plan or the shares of Common Stock issuable pursuant to an Award, including upon the exercise of an Option, under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction;

(b) to permit any action to be taken in order to (i) list such shares of Common Stock on a stock exchange if shares of Common Stock are then listed on such exchange or (ii) comply with restrictions or regulations incident to the maintenance of a public market for its shares of Common Stock, including any rules or regulations of any stock exchange on which the shares of Common Stock are listed; or

(c) to determine that such shares of Common Stock and the Plan are exempt from such registration or that no action of the kind referred to in (b)(ii) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to sell or issue shares of Common Stock in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof.

Any such postponement shall not extend the term of an Award and neither the Company nor its Directors or officers shall have any obligation or liability to a Participant, the Participant’s successor or any other person with respect to any shares of Common Stock as to which the Award shall lapse because of such postponement.

Section 11. Nontransferability.

Awards granted under the Plan, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, other than:

(a) by will or by the laws of descent and distribution;

(b) pursuant to the terms of a qualified domestic relations order to which the Participant is a party that meets the requirements of any relevant provisions of the Code; or

(c) as permitted by the Board with respect to a NSO transferable by the Participant during his lifetime.

In each case, the terms and conditions applicable to the transferability of the Award shall be established by the Board.

Section 12. Termination or Amendment of Plan and Award Agreements.

12.1	Termination or Amendment of Plan.

(a) Except as described in (b) below, the Board may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. No amendment or termination of the Plan shall adversely affect the right of any Participant under any outstanding Award in any material way without the written consent of the Participant, unless such amendment or termination is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed. Subject to the foregoing, the Board may correct any defect or supply an omission or reconcile any inconsistency in the Plan or in any Award granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan.

(b) The Board shall have the authority to amend the Plan to the extent necessary or appropriate to comply with applicable law, regulation or accounting rules in order to permit Participants who are located outside of the United States to participate in the Plan.

12.2	Amendment of Award Agreements.

The Board shall have the authority to amend any Award Agreement at any time; provided however, that no such amendment shall adversely affect the right of any Participant under any outstanding Award Agreement in any material way without the written consent of the Participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares of Common Stock are listed.

12.3	Repricing of Stock Options or SARs.

Notwithstanding the foregoing, any amendment to the Plan or any outstanding Stock Option Agreement that results in the repricing of Stock Options shall not be effective without prior approval of the stockholders of the Company. For this purpose, repricing includes a reduction in the exercise price of a Stock Option or the cancellation of a Stock Option in exchange for cash, Stock Options with an exercise price less than the exercise price of the cancelled Stock Options, other Awards or any other consideration provided by the Company.

Section 13. No Contract of Employment.

Neither the adoption of the Plan nor the grant of any Award under the Plan shall be deemed to obligate the Company or any Subsidiary to continue the employment of any Participant for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Participant.

Section 14. Applicable Law.

All questions pertaining to the validity, construction and administration of the Plan and all Awards granted under the Plan shall be determined in conformity with the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and, in the case of Incentive Stock Options, Section 422 of the Code and regulations issued thereunder.

Section 15. Effective Date and Term of Plan.

15.1	Effective Date.

(a) The Plan as amended and restated was adopted by the Board on December 10, 2010, and will be effective upon the approval of the Plan by the stockholders of the Company at the Company’s annual meeting of stockholders held on February 8, 2011 and any adjournment or postponement thereof.

(b) In the event the Plan is not approved by stockholders at the Company’s annual meeting on February 8, 2011, (i) the Plan as most recently amended and restated shall have no effect; and (ii) the terms of the Plan as in effect immediately prior to this amendment and restatement shall remain in effect and, to the extent permitted under those terms, shall apply to all Awards granted on or after December 10, 2010.

15.2	Term of Plan.

Notwithstanding anything to the contrary contained herein, no Awards shall be granted on or after the 10th anniversary of the Plan’s effective date as determined in Section 15.1 above.

15.3	Outstanding Awards as of December 10, 2010.

Awards granted under the Plan prior to December 10, 2010 shall continue to be subject to the terms and conditions of the Plan as in effect prior to such date.

Beacon Roofing Supply, Inc.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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C123456789

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NO. 1 THROUGH NO. 4 SET FORTH BELOW AND FOR THE "THREE YEARS" OPTION IN PROPOSAL NO. 5.

2. To elect the following nominees to serve until the 2012 Annual Meeting of Shareholders or until their successors are duly elected and qualified (Proposal No. 2).

01 - Robert R. Buck	02 - Paul M. Isabella	03 - H. Arthur Bellows, Jr.	04 - James J. Gaffney
05 - Peter M. Gotsch	06 - Andrew R. Logie	07 - Stuart A. Randle	08 - Wilson B. Sexton

☐ **Mark here to vote *FOR* all nominees**

☐ **Mark here to *WITHHOLD* vote from all nominees**

☐ **For all *EXCEPT*** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04
☐	☐	☐	☐
05	**06**	**07**	**08**
☐	☐	☐	☐

6. In the proxies' discretion, on any other matters which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

YOU MUST COMPLETE SECTIONS A AND C ON BOTH SIDES OF THIS CARD.

C 1234567890 JNT

1 U P X 1 0 7 1 2 2 1

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